QuickLinks -- Click here to rapidly navigate through this document

Filed Pursuant to Rule 424(b)(3)
Registration No.'s 333-85612
333-127459

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 7, 2002)

$320,000,000

Duquesne Light Holdings, Inc.
$200,000,000 5.50% Senior Notes due 2015
$120,000,000 6.25% Senior Notes due 2035

        We are offering senior notes in two series: $200,000,000 aggregate principal amount that will mature on August 15, 2015, and bear interest at 5.50% per annum; and $120,000,000 aggregate principal amount that will mature on August 15, 2035, and bear interest at 6.25% per annum (collectively, the "notes"). We will pay interest on both series of the notes semiannually on February 15 and August 15 of each year, beginning on February 15, 2006.

        The notes will be our senior unsecured obligations and will rank equally with all of our other outstanding senior unsecured indebtedness from time to time outstanding. The notes will be issued only in registered form in denominations of $1,000 and integral multiples thereof.

        We may redeem the notes of each series at our option in whole at any time or in part from time to time at the "make-whole" redemption prices specified under "Description of the Senior Notes—Optional Redemption."

        We will not apply to list the notes on any securities exchange and there is currently no public market for the notes.

        Investing in the notes involves certain risks. See "Risk Factors" beginning on page S-8 for a discussion of certain matters that you should consider before investing in the notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 5.50% Senior Note due 2015	Total	Per 6.25% Senior Note due 2035	Total
Public offering price(1)	99.560%	$199,120,000	99.611%	$119,533,200
Underwriting discount	0.650%	$1,300,000	0.875%	$1,050,000
Proceeds to us (before expenses)(1)	98.910%	$197,820,000	98.736%	$118,483,200

(1)
Plus accrued interest, if any, from August 16, 2005

        We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about August 16, 2005.

Joint Bookrunners

JPMorgan	Lehman Brothers

NatCity Investments, Inc.
SG Corporate & Investment Banking
Wachovia Securities
Wedbush Morgan Securities Inc.

August 11, 2005

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission that is incorporated by reference, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

Important Information About This Prospectus Supplement	2
DQE	3
DQE Capital	4
Use of Proceeds	5
Description of DQE Capital Stock	5
Preferred Stock	5
Common Stock	9
Description of Stock Purchase Contracts and Stock Purchase Units	14
Description of DQE Warrants	14
Description of DQE Debt Securities	15
Description of DQE Capital Debt Securities	24
Plan of Distribution	33
Available Information	35
A Warning About Forward-Looking Statements	35
Experts	36
Validity	36

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and the notes. The second part, the accompanying base prospectus, provides general information about the notes and other securities that we may offer from time to time, some of which may not apply to this offering and the notes. See "Description of DQE Debt Securities" in the accompanying prospectus for general information about the notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add to, update or change information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

        References to "Holdings," "we," "us" and "our" in this prospectus supplement and to "DQE" in the accompanying prospectus are references to Duquesne Light Holdings, Inc. (which was formerly named DQE, Inc.), specifically or, if the context requires, to Duquesne Light Holdings, Inc. and its subsidiaries, collectively.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

        We use forward-looking statements in this prospectus supplement. Statements that are not historical facts are forward-looking statements, and are based on beliefs and assumptions of our management, and on information currently available to management. Forward-looking statements include statements preceded by, followed by or using such words as "believe," "expect," "anticipate," "plan," "estimate" or similar expressions. Such statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events. Actual results may materially differ from those implied by forward-looking statements due to known and unknown risks and uncertainties, some of which are discussed under "Risk Factors" below.

AVAILABLE INFORMATION

        The Securities and Exchange Commission ("SEC") allows us to "incorporate by reference" the information filed by us with the SEC, which means that we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. We incorporate by reference into this prospectus:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2004.

  •
  Our Proxy Statement on Schedule 14A, dated April 12, 2005.

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

  •
  Our Current Reports on Form 8-K filed on February 23, 2005, March 4, 2005, July 15, 2005 and July 29, 2005.

  •
  All other documents that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the termination of this offering.

        You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the Securities and Exchange Commission, in Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. The SEC also maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at http://www.sec.gov. You can also find more information about us from the sources described under "Available Information" in the accompanying prospectus.

        You may obtain copies of documents containing such information from us, without charge, by either calling or writing to us at:

Duquesne Light Holdings, Inc.
411 Seventh Avenue
P.O. Box 1930
Pittsburgh, Pennsylvania 15230-1090
Attention: Douglas Rabuzzi, Corporate Secretary
Telephone: 412-393-1149

        Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

        As used in this prospectus supplement, the term "prospectus supplement" means this prospectus supplement, including the documents incorporated by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this prospectus supplement as to the contents of any contract or other document referred to in this prospectus supplement do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. We will provide without charge to each person to whom a copy of this prospectus supplement has been delivered, on the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated in this prospectus supplement by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) and a copy of any or all other contracts or documents which are referred to in this prospectus supplement. You may request a copy of these filings at the address and telephone number set forth above.

SUMMARY

        The following summary is qualified in its entirety by and should be read together with the more detailed information and audited financial statements, including the related notes, contained or incorporated by reference in this prospectus supplement or the accompanying prospectus.

Duquesne Light Holdings, Inc.

        We are an energy services holding company formed in 1989 to serve as the holding company for Duquesne Light Company ("Duquesne Light"). Our subsidiaries engage in the following activities:

  •
  Duquesne Light, our largest operating subsidiary, is engaged in the transmission and distribution of electric energy and provides electric service to approximately 587,000 direct customers in southwestern Pennsylvania (including in the City of Pittsburgh), a territory of approximately 800 square miles. Duquesne Light also supplies energy to transmission and distribution customers as a "provider of last resort" ("POLR"). As a public utility, Duquesne Light is subject to regulation by the Pennsylvania Public Utility Commission ("PUC") with respect to retail rates, accounting, issuance of securities and other matters. Duquesne Light is also subject to regulation by the Federal Energy Regulatory Commission ("FERC") with respect to rates for wholesale sales and transmission services, accounting and other matters.

  •
  Duquesne Light Energy, LLC ("DLE") is an unregulated, competitive, retail electric generation supplier that offers customized solutions tailored to meet its customers' specific electricity needs. DLE's primary focus is on the large commercial and industrial customer market segment in Duquesne Light's service territory.

  •
  Duquesne Power, L.P. ("Duquesne Power"), an unregulated subsidiary of Duquesne Light, maintains a portfolio of energy commodity contracts to provide full-requirements energy supply contracts for both (i) Duquesne Light's residential and small commercial POLR customers and (ii) DLE's large commercial and industrial customers. These energy commodity contracts are with unrelated parties and include payment guarantees from us.

  •
  Duquesne Energy Solutions, LLC is an energy facilities management company that provides energy outsourcing solutions including development, operation and maintenance of energy and synthetic fuel facilities.

  •
  DQE Financial Corp. ("DQE Financial") owns and operates landfill gas collection and processing systems, and is an investment and portfolio management organization focused on structured finance and alternative energy investments. DQE Financial also owns Waste Energy Technology, LLC, a landfill gas engineering, design, construction and operations firm.

  •
  DQE Communications, LLC owns, operates and maintains a high-speed, fiber-optic based network, and leases dark fiber from the network to commercial, industrial and academic customers.

  •
  DQE Capital Corporation ("DQE Capital") provides financing to us for use with our affiliates.

        Our principal executive offices are located at 411 Seventh Avenue, Pittsburgh, Pennsylvania 15219-1905 and our telephone number is (412) 393-6000.

        See "Available Information" in this prospectus supplement and in the accompanying prospectus for the availability of additional information about us.

Effect of Holding Company Structure

        Since we are a holding company, substantially all of the assets shown on our consolidated balance sheet are held by our subsidiaries. At June 30, 2005, Holdings had total indebtedness of approximately $958 million. Accordingly, our earnings and cash flow and our ability to meet our obligations are largely dependent upon the earnings and cash flows of our subsidiaries and the distribution or other payment of such earnings to us in the form of dividends or loans or advances and repayment of loans and advances from us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes offered by this prospectus supplement or to make any funds available for such payment.

        Due to our holding company structure, our obligations on our debt securities, including the notes offered by this prospectus supplement, will be effectively subordinated to all existing and future liabilities and obligations of our subsidiaries. Therefore, our rights and the rights of our creditors, to participate in the assets of any subsidiary upon the liquidation or reorganization of such subsidiary will be subject to the prior claims of such subsidiary's creditors and the holders of our preferred and preference stock. To the extent that we may ourselves be a creditor with recognized claims against any such subsidiary, our claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of such subsidiary and would be subordinated to any indebtedness or other liabilities of such subsidiary senior to that held by us. Although certain agreements to which we and our subsidiaries are parties limit the incurrence of additional indebtedness, we and our subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.

Duquesne Light Company

        As discussed above, Duquesne Light is our largest subsidiary. If Duquesne Light cannot pay dividends on its common stock or otherwise make distributions to us, we may not be able to pay amounts due on the notes offered by this prospectus supplement. Payments of dividends or other distributions on Duquesne Light's common stock may be restricted by Duquesne Light's obligations to holders of preferred and preference stock, and under Duquesne Light's articles of incorporation. No dividends or distributions may be made on Duquesne Light's common stock if Duquesne Light has not paid dividends on its preferred or preference stock. Further, the aggregate amount of Duquesne Light's common stock dividend payments or distributions may not exceed certain percentages of net income if the ratio of total common shareholder's equity to total capitalization is less than specified percentages. Dividends on Duquesne Light stock may also be effectively limited by the terms of certain financing agreements.

The Offering

        The following is a brief summary of the terms of this offering. For a more complete description of the terms of the notes, see "Description of the Senior Notes" beginning on page S-22 of this prospectus supplement and "Description of DQE Debt Securities" beginning on page 15 of the accompanying prospectus.

Issuer	Duquesne Light Holdings, Inc., a Pennsylvania corporation.
Notes Offered	$200 million aggregate principal amount of 5.50% senior notes due 2015 (the "2015 Senior Notes").
$120 million aggregate principal amount of 6.25% senior notes due 2035 (the "2035 Senior Notes").
Maturity	The 2015 Senior Notes will mature on August 15, 2015.
The 2035 Senior Notes will mature on August 15, 2035.
Interest Rate	The 2015 Senior Notes will bear an interest rate equal to 5.50% per annum.
The 2035 Senior Notes will bear an interest rate equal to 6.25% per annum.
Interest Payment Dates	Interest on the notes is payable semiannually on February 15 and August 15 of each year, beginning on February 15, 2006.
Minimum Denominations	$1,000 and any integral multiple of $1,000.
Use of Proceeds	We estimate that the net proceeds from the offering will be approximately $316.0 million. We intend to use the net proceeds from the offering:
• to repay to Duquesne Light Company a $250 million intercompany loan;
• to repay $37 million of variable rate borrowings under our credit facility; and
• for general corporate purposes. See "Use of Proceeds."
Ranking
The notes will be unsecured senior obligations and will rank equally with all of our other existing and future unsecured senior indebtedness. The notes will be exclusively our obligations. We are structured as a holding company and conduct substantially all of our business operations through our subsidiaries. As a holding company, we have no material assets other than our ownership of the common stock of our subsidiaries. The notes will be effectively subordinated to existing and future liabilities and obligations of our subsidiaries.

Further Issuances
We may, from time to time, without notice to or the consent of the holders of either or both series of the notes create and issue further senior notes equal in rank and having the same maturity, payment terms, redemption features, CUSIP numbers and other terms as either or both of the series of notes offered by this prospectus supplement, except for the issue date, the public offering price and the payment of interest accruing prior to the issue date of the further senior notes and, under some circumstances, the first payment of interest following the issue date of the further senior notes. These further notes may be consolidated and form a single series with either of the series of the notes offered by this prospectus supplement.
Optional Redemption	We may redeem the notes of each series in whole at any time or in part from time to time at the "make whole" redemption prices specified under "Description of the Senior Notes—Optional Redemption."
Certain Covenants	The indenture governing the notes will, among other things, contain covenants limiting our ability to:
• merge or consolidate or sell all or substantially all of our assets; and
• incur or permit any security interest or lien on the capital stock of Duquesne Light Company.

These covenants are subject to important exceptions and qualifications described under "Description of the Senior Notes—Limitation on Liens" in this prospectus supplement and "Description of DQE Debt Securities—Consolidation, Merger, Sale of Assets" in the accompanying prospectus.
Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the notes, see "Description of the Senior Notes—Events of Default."
Ratings	The 2015 Senior Notes are rated BBB- by Standard & Poor's Ratings Services and Baa3 by Moody's Investors Service.
The 2035 Senior Notes are rated BBB- by Standard & Poor's Ratings Services and Baa3 by Moody's Investors Service.
Listing	We will not apply to list the notes on any securities exchange.
Trustee	J.P. Morgan Trust Company, National Association
Risk Factors	You should refer to the section entitled "Risk Factors" beginning on page S-8 for a discussion of material risks you should carefully consider before deciding to invest in the notes.

Summary Selected Consolidated Financial Data

        The summary selected consolidated financial data presented below as of and for each of the years in the five-year period ended December 31, 2004 have been derived from the consolidated financial statements of Duquesne Light Holdings, Inc. which have been audited by Deloitte & Touche LLP, independent registered public accounting firm. The data should be read in conjunction with our audited consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2004, which are incorporated herein by reference (the "2004 Annual Report").

        The summary selected consolidated financial data presented below as of and for each of the six months ended June 30, 2005 and June 30, 2004 is unaudited. The data should be read in conjunction with our unaudited condensed consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, which is incorporated herein by reference. The unaudited selected financial information for the six months ended June 30, 2005 is not necessarily indicative of results that may be expected for any other interim period or for the full year ending December 31, 2005.

	Six Months Ended June 30,		Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(Unaudited; Millions of Dollars)		(Millions of Dollars)
Income Statement Items:
Total operating revenues(a)	$440.6	$436.0	$897.3	$902.8	$1,026.0	$1,142.4	$1,168.8
Operating income(b)	85.8	71.6	150.7	150.9	95.7	3.8	121.8
Income (loss) from continuing operations before taxes, limited partners' interest and cumulative effect of change in accounting principle(b)(c)	75.4	49.4	100.4	110.9	15.1	(121.9)	171.4
Income tax expense (benefit)	(24.1)	(7.2)	20.6	17.7	(11.6)	(77.4)	26.1
Income (loss) from continuing operations(b)(c)	56.2	44.7	87.2	93.2	26.7	(44.5)	145.3
Cumulative effect of change in accounting principle(d)	—	—	—	—	(113.7)	—	15.5

Balance Sheet Items:
Property, plant and equipment—net	$1,463.5	$1,444.6	$1,459.4	$1,437.3	$1,425.5	$1,431.5	$1,458.2
Other assets	1,138.3	1,276.1	1,173.4	1,103.5	1,375.3	1,804.2	2,386.0
Total assets	2,601.8	2,720.7	2,632.8	2,540.8	2,800.8	3,235.7	3,844.2

Capitalization:
Common shareholders' equity	$638.2	$596.1	$610.4	$575.4	$452.6	$508.5	$783.8
Preferred and preference stock(e)	147.3	146.2	146.9	70.7	93.2	85.6	90.9
Duquesne Light obligated mandatory redeemable preferred securities(f)	—	—	—	—	150.0	150.0	150.0
Long-term debt(f)(g)	957.9	1,055.0	958.0	977.5	1,082.0	1,184.5	1,337.0
Total capitalization	1,743.4	1,797.3	1,715.3	1,623.6	1,777.8	1,928.6	2,361.7

(a)
Total operating revenues have declined in 2002, 2003, and 2004 due to the full collection of Duquesne Light's allocated competitive transition charge balance for substantially all rates classes.

(b)
Results have been negatively impacted by asset impairment and restructuring charges recorded in both 2001 and 2002 (See Notes 9 and 18 to the Consolidated Financial Statements included in our 2004 Annual Report). Results have been negatively impacted by the Sunbury acquisition termination cost in 2004 (See Note 2 to the Consolidated Financial Statements included in our 2004 Annual Report).

(c)
Results have been negatively impacted by investment impairment charges in both 2001 and 2002 (See Note 18 to the Consolidated Financial Statements included in our 2004 Annual Report) and positively impacted by the gain on the sale of the synthetic fuel facilities in 2000.

(d)
Duquesne Light adopted unbilled revenue accounting in 2000; Holdings changed its method of accounting for goodwill and other intangible assets in 2002 (See Note 1 to the Consolidated Financial Statements included in our 2004 Annual Report).

(e)
This reflects the 2004 issuance, at par, of $75 million of Duquesne Light preferred stock (See Note 15 to the Consolidated Financial Statements included in our 2004 Annual Report).

(f)
Adoption of SFAS No. 150 required reclassification to long-term debt in 2003.

(g)
Proceeds from the sale of AquaSource were used to reduce long-term debt in 2003.

RISK FACTORS

Risks related to our business

        We are subject to substantial governmental regulation. If we receive unfavorable regulatory treatment, our business could be negatively affected.

        Our distribution and transmission businesses are subject to regulation by various federal, state and local regulatory agencies that significantly affects our operations. The PUC regulates, among other things, the rates we can charge retail customers for the delivery of electricity. In addition, the FERC regulates, among other things, the rates that we can charge for electricity transmission. We cannot charge delivery or transmission rates without approval by the applicable regulatory authority. While the approved delivery and transmission rates are intended to permit us to recover costs of service and earn a reasonable rate of return, there is no guarantee that the rates authorized by regulators will match our actual costs or provide a particular return on capital at any given time. Additionally, we plan to engage in a $500 million to $600 million capital expenditure program starting this year through 2007. While we will attempt to recover a portion of our capital expenditures by passing these costs along to our customers, there is a risk that governmental regulation of the rates we may charge to customers will prevent, hinder or delay our recovery of these capital expenditures.

        The FERC also regulates the rates that other utilities charge to us for wholesale sales of electricity and can change the rates that other utilities charge for wholesale electricity sales. Since electric generation is now deregulated, we may not be able to recover increased costs associated with higher rates charged to us by electric generation suppliers.

        A comprehensive energy bill (the Energy Policy Act of 2005) passed Congress July 22, 2005 and President Bush signed the bill into law on August 8, 2005. The bill, among other things, repeals the Public Utility Holding Company Act of 1935 effective six months after the bill's enactment (i.e., February 2006), amends certain provisions of the Federal Power Act and the Public Utility Regulatory Policies Act of 1978, and expands the FERC's authority to review mergers and acquisitions. At this time, we are still analyzing the bill to determine its impact on our financial position or results of operations.

        We also are required to have numerous permits, approvals and certificates from governmental agencies that regulate our business. We are unable to predict the impact of future regulatory activities of any of these agencies on our business. Changes in or reinterpretations of existing laws or regulations, or the imposition of new laws or regulations, may require us to change the way we conduct our operations or may result in substantial costs to us.

        Shifting federal and state regulatory policies impose risks on our operations.

        Our operations are subject to regulatory policies that are evolving as a result of various initiatives, including initiatives regarding the deregulation of the production and sale of electricity and changes in transmission regulation. Any new requirements arising from these actions could lead to increased operating expenses and capital expenditures, the amount of which cannot be predicted at this time.

        Delays, discontinuations or reversals of electricity market restructurings in the markets in which we operate, or may operate in the future, could have a material adverse effect on our results of operations and financial condition. For instance, at this time the PUC has delayed the enactment of final rules that will apply to the default generation service to be provided by Duquesne Light after the expiration of its POLR III arrangements which currently expire December 31, 2007. At a minimum, these types of actions raise uncertainty concerning the continued development of competitive power markets.

        In addition, as a result of the FERC's regulatory efforts to implement a new long-term rate design for public utilities in the Midwest and Mid-Atlantic regions, and specifically due to the FERC's elimination of the regional through and out rates ("RTOR") for certain transmission services between the MISO and PJM, our transmission and distribution businesses may not fully recover their transmission costs and may have costs shifted to them from other transmission owners. A transitional pricing mechanism called the seams elimination charge adjustment ("SECA") was put in place through March 2006. While SECA has been put in place through March 2006 in order to compensate transmission owners for the estimated revenue lost as a result of the elimination of RTOR, the allocation of SECA charges has not yet been resolved. On June 17, 2005, Duquesne Light filed a request with the PUC for permission to pass SECA charges through to its POLR customers. This request has not yet been resolved. Our transmission and distribution rate freeze expired at the end of 2003 and we currently plan to file transmission and distribution rate cases in 2006. We cannot guarantee a satisfactory result in such rate cases.

        We may be required to make additional state tax payments for adjustments proposed by the Pennsylvania Department of Revenue.

        Our state income tax returns are subject to review by the relevant state taxing jurisdictions, the Commonwealth of Pennsylvania being the most significant. The Pennsylvania Department of Revenue (the "Department") has issued assessments of additional tax for 1999 through 2002 primarily to include income of an out-of-state subsidiary as Pennsylvania taxable income. If, as expected, the Department asserts the same positions for 2003 and 2004, our total exposure for all years, without interest or penalty, could approximate $96 million (net of associated federal benefit). We do not agree with the Department on this matter, and have filed an appeal for the 1999 tax year with the Pennsylvania Commonwealth Court. The assessments for the 2000, 2001 and 2002 tax years have been appealed to various administrative levels within the Commonwealth of Pennsylvania. Ultimately, we expect all years involved to be appealed to and decided at the Pennsylvania Commonwealth Court.

        It is not possible to predict if, when or to what extent any state income tax adjustments ultimately proposed for the period 1999 through 2004 will be sustained. The ultimate resolution of these state tax issues, depending on the extent and timing thereof, could have a material adverse effect on cash flows for the period in which they are paid.

        We are subject to risks associated with our POLR III obligations.

        Duquesne Light's small commercial and residential customers may choose to receive their electric energy from an alternative generation supplier. If such customers do not choose an alternative generation supplier, they will be served through Duquesne Light's POLR, or provider of last resort, arrangements. Small commercial and residential customers who select an alternative generation supplier pay for generation charges set by that supplier, and pay Duquesne Light transmission and distribution charges. Currently, most small commercial and residential customers who do not choose an alternative generation supplier are served through Duquesne Light's POLR III service, which is effective January 1, 2005 through December 31, 2007. In connection with these transactions Duquesne Light retains the risk that such customers will not pay for the POLR generation supply. Duquesne Light procures the energy and capacity needed to serve these small commercial and residential customers under a full-requirements contract with its subsidiary, Duquesne Power. Failure or delay by Duquesne Power to provide the energy and capacity anticipated in the contract could require Duquesne Light to incur additional expenses to meet the needs of its POLR III customers.

        We are subject to risks associated with procuring energy and capacity for Duquesne Light's small customers and DLE's customers.

        In addition to supplying the energy and capacity needs of Duquesne Light's small customers, Duquesne Power also has a full-requirements contract with its affiliate DLE to provide all of its large commercial and industrial customers' energy and capacity needs. During 2004, Duquesne Power entered into wholesale power purchase contracts which have been structured to begin and end during the POLR III time period. The net result of these transactions is that, as of June 30, 2005, Duquesne

Power has secured a substantial portion of the combined expected load obligation for its full-requirements contracts with Duquesne Light and DLE through 2005, and an appropriate portion of such expected load requirements for 2006 and 2007.

        Actual load may differ from expected load due to weather, customer switching, economic and other factors, or failure of a supplier to deliver contracted amounts. If Duquesne Power did not have sufficient supplies, Duquesne Power would be required to procure the requirements in the energy markets. If market prices were higher than the rates to be paid by Duquesne Light and DLE to Duquesne Power under the full-requirements contracts, Duquesne Power could potentially be acquiring the energy or capacity at a loss, and any such losses could have a material adverse effect on our consolidated results of operations and financial condition. Likewise, if Duquesne Power has contracted for supplies in excess of its needs, Duquesne Power could potentially be selling energy or capacity at a loss, and any such losses could have a material adverse effect on our consolidated results of operations and financial condition.

        Events or circumstances which adversely affect our financial position could result in defaults under our credit agreements.

        We and Duquesne Light are subject to financial covenants contained in our respective credit agreements. For instance, our credit agreement requires us to maintain at all times a ratio of consolidated debt to consolidated capital of not more than 0.65 to 1.0 and a coverage ratio, with respect to each twelve-month period ending on the last day of each fiscal quarter, of at least 2.0 to 1.0. Duquesne Light's credit agreement requires Duquesne Light to maintain at all times a ratio of indebtedness to total capitalization of not more than 0.65 to 1.0. At June 30, 2005 we were in compliance with those covenants. However, any events or circumstances (including any charges to earnings) which have an effect, directly or indirectly, of reducing our common equity or increasing our indebtedness, in relative terms, could result in non-compliance with these covenants. If we default under our credit agreements, our lenders could elect to declare all amounts borrowed to be immediately due and payable, together with accrued and unpaid interest; and/or terminate their commitments, if any, to make further extensions of credit. Both credit agreements include cross-default provisions that will be triggered if the borrower or any of its subsidiaries defaults on any payment due under any indebtedness exceeding $50 million.

        The cost of compliance with environmental laws is significant. The costs of compliance with new environmental laws and the incurrence of environmental liabilities could adversely affect our cash flow and profitability.

        The operations of our subsidiaries are subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, natural resources, site remediation, and health safety. These statutes, rules and regulations require us to commit significant resources and funds to, among other things, conduct site remediation and perform environmental monitoring. We also may be required to pay significant remediation costs with respect to third party sites in connection with previously divested assets. If we fail to comply with applicable environmental statutes, rules and regulations, even if caused by factors beyond our control, such failure could result in the assessment of civil or criminal penalties and liabilities and the need to expend significant sums to come into compliance. Alleged violations of environmental laws and regulations may require us to expend significant resources defending ourselves against these claims.

        New environmental statutes, rules and regulations, or amendments to or new interpretations of existing statutes, rules and regulations, could impose additional or more stringent limitations on our operations or require us to incur significant additional costs. Our current compliance strategy may not successfully address the relevant standards and interpretations of the future.

        Our operating results fluctuate on a seasonal basis and can be adversely affected by changes in weather.

        Our electric utility business is sensitive to variations in weather conditions and significant variations from normal weather patterns can have a material impact on our operating performance. Historically, demand for electricity is generally greater in the summer months associated with cooling compared to other times of the year. Accordingly, we have generated less revenues and income when weather conditions are cooler than usual in the summer.

        Severe weather, such as tornadoes, hurricanes, storms, ice and droughts, may cause outages and property damage which may require us to incur additional costs that may not be insured and that may not be recoverable from customers.

        Also, while Duquesne Light's margin on residential and small commercial customers was previously a fixed dollar amount per megawatt-hour ("MWh"), beginning in 2005, the earnings have an element of seasonality. Revenues per MWh, while fixed on an annual basis through 2007, are lowest in the first and fourth quarters reflecting the discount rate offered to electric heating customers in the November through April heating season. The revenues per MWh are then higher in the remaining months. Similarly, costs per MWh are expected to have a seasonal element, being higher in the first and third quarters reflecting the peak energy consumption in the heating and cooling seasons. As a result, margins on residential and small commercial customer energy supply are anticipated to be higher in the second and fourth quarters.

        We may be adversely affected by economic conditions.

        Periods of slowed economic activity generally result in decreased demand for power, particularly as industrial customers reduce production during such economic downturns, resulting in less consumption of electricity. Additionally, a general downturn in overall economic conditions may result in an increased number of bankruptcy filings by our customers, which would restrict our ability to collect fees from these customers. As a consequence, recessions or other downturns in the economy may result in decreased revenues and cash flows for us.

        Our insurance coverage may not be sufficient to cover all casualty losses that we might incur.

        We currently have insurance coverage for our facilities and operations in amounts and with deductibles that we consider appropriate. However, there is no assurance that such insurance coverage will be available in the future on commercially reasonable terms. In addition, some risks, such as weather-related casualties, may not be insurable. In the case of loss or damage to property, plant or equipment, there is no assurance that the insurance proceeds, if any, received by us will be sufficient to cover the entire cost of replacement or repair.

        Our transmission facilities are interconnected with the facilities of other transmission facility owners whose actions may have a negative impact on our operations.

        Our transmission facilities are directly interconnected with the transmission facilities of contiguous utilities and as such are part of an interstate power transmission grid. The FERC has approved certain Regional Transmission Organizations ("RTOs") that coordinate and have operational control of portions of the interstate transmission grid. On January 1, 2005, we became a member of PJM Interconnection ("PJM"), an RTO, in connection with the commencement of POLR III. PJM and the other regional transmission operators have established sophisticated systems that are designed to ensure the reliability of the operation of transmission facilities and prevent the operations of one utility from having an adverse impact on the operations of the other utilities. The systems put in place by PJM and the other RTOs may not, however, always be adequate to prevent problems at other utilities from causing service interruptions in our transmission facilities. If we were to suffer such a service interruption due to an unexpected or uncontrollable event occurring on the system of another utility, it could have a negative impact on our business. Additionally, any changes in PJM policies or market rules, including changes that are currently under consideration by the FERC, could adversely affect our business, financial condition or results of operations.

        Physical limitations in the electricity transmission system may give rise to increases in electric transmission congestion charges.

        Energy pricing within PJM includes the costs or benefits of transmission congestion experienced at each location within the region. This is known as locational marginal pricing ("LMP"). LMP recognizes that the marginal price of electricity may be different at varying locations on the system and at different times. Differences in prices between two locations in the region at the same time reflect physical limitations in the transmission lines used to move power across the system. These physical limitations may give rise to increases in electric transmission congestion charges.

        Our financial obligations under the SECA remain uncertain.

        The FERC has issued a series of orders eliminating the RTOR for certain transmission services between the Midwest Independent System Operator ("MISO") and PJM effective December 1, 2004. As discussed above, SECA has been put in place through March 2006 in order to compensate transmission owners for the estimated revenue lost as a result of the elimination of the RTOR. Each PJM pricing zone, including the Duquesne Light zone, will be allocated a portion of the SECA based on transmission services provided to that zone in 2002 and 2003. In February 2005, the FERC issued an order accepting certain compliance filings that implement the SECA for other (i.e., non-Duquesne Light) PJM pricing zones, subject to refund and surcharge, as appropriate, and setting the case in its entirety for a formal hearing. Also in February 2005, MISO filed with the FERC proposed allocations of the inter-RTO SECAs to be collected from other transmission owners in PJM (including Duquesne Light).

        Total SECA charges for the Duquesne Light zone are expected to be approximately $39 milllion. Duquesne Light (together with other PJM participants) has filed with the FERC a proposed allocation of SECA charges among load-serving entities within the Duquesne Light zone. Under that proposal, Duquesne Light would be allocated approximately $11 million of the SECA charges. The other load-serving entities in the Duquesne Light zone would be allocated the remainder of such charges. DLE's allocation of SECA charges will depend on the amount of load it serves; based on current load, DLE's allocation is expected to be approximately $1.8 million.

        While Duquesne Light's proposal has not yet been accepted by the FERC, we expect the FERC will treat SECAs in the Duquesne Light zone in the same manner it has treated the earlier SECA filings, and will likely consolidate Duquesne Light's filing with the on-going hearing for the other zones. While we anticipate that the case may take over a year to reach a final decision, we cannot predict when it might be fully resolved. There are several unresolved matters and legal challenges to the SECA itself that are pending before the FERC on rehearing. We do not know when the FERC will issue an order on these requests for rehearing.

        The proposed SECA charges must be paid by load-serving entities within the Duquesne Light zone on a current basis. If the FERC ultimately adopts a SECA level and allocation method that differs from the proposed charges initially accepted by the FERC for billing purposes, refunds or surcharges will be used to compensate or charge the appropriate entity for the difference between the amounts initially accepted by the FERC and the amounts ultimately determined to be just and reasonable by the FERC. The final amount of our SECA obligations remains uncertain. We continue to pursue all avenues available to us to eliminate or reduce our SECA obligations. On June 17, 2005, Duquesne Light filed a request with the PUC for permission to pass SECA charges through to its POLR customers.

        We are dependent on our ability to cost-effectively access capital markets. Our inability to obtain capital on acceptable terms may adversely affect our business. A reduction in our credit ratings could increase our borrowing costs.

        We rely on access to both short-term debt markets and longer-term capital markets as a source of liquidity and to satisfy our capital requirements in excess of cash flow from our operations. Any inability to maintain our current credit ratings could affect, especially during times of uncertainty in the capital markets, our ability to raise capital on favorable terms which, in turn, could impact our ability to grow our business. Moody's Investors Service, Inc., Standard & Poor's Ratings Services, and Fitch Ratings periodically assign credit ratings on our debt and preferred securities. We raise capital primarily by issuing senior-unsecured debt (currently rated Baa3, BBB- and BBB-, respectively) and occasionally issuing commercial paper (currently rated P3, A3 and F3, respectively). Duquesne Light raises capital primarily by issuing first mortgage bonds (currently rated Baa1, BBB+ and BBB, respectively), preferred stock (currently rated Ba1, BB+ and BBB-, respectively), senior-unsecured debt (currently rated Baa2, BBB- and BBB-, respectively) and occasionally issuing commercial paper (currently rated P2, A3 and F2, respectively). Any downgrades in these ratings could have a negative impact on our liquidity, our access to capital markets, our costs of financing and could increase the amount of collateral required by energy-contract counterparties. Capital market disruptions could also adversely affect our ability to access one or more financial markets.

        On August 4, 2005, Moody's Investors Service affirmed both our and Duquesne Light's ratings. Additionally, Moody's Investors Service revised its rating outlook to stable from negative for both us and Duquesne Light.

        Moody's Investors Service has also stated that our rating could be impacted negatively if we diverge from our current strategy of repositioning our business around our core regulated utility and make investments in higher risk unregulated businesses that would increase overall business risk. Additionally, Moody's Investors Service has noted that a rating downgrade could also occur if there is a sustained deterioration in our cash flows or an increase in leverage resulting in weaker credit metrics that would include the ratio of funds from operations to consolidated debt being in the low teens or below.

        A rating is not a recommendation to buy, sell or hold the notes, inasmuch as such rating does not comment as to market price or suitability for a particular investor. The ratings assigned to the notes address the likelihood of payment of principal and interest on the notes pursuant to their terms. A rating may be subject to revision or withdrawal at any time by the assigning rating agency.

        We may have difficulty retaining our aging utility workforce or finding skilled personnel to replace them.

        Workforce demographic issues are a national phenomenon that is of particular concern to the electric utility industry. The median age of utility workers is significantly higher than the national average. Currently, nearly one-half of the utility workforce is age 45 or higher. As of June 30, 2005, the median age of utility workers at Duquesne Light was 51.54. Consequently, the utility industry generally faces and we specifically face the difficult challenge of finding ways to retain our aging skilled workforce while recruiting new talent in the hopes of decreasing losses in critical knowledge and skills due to retirements. Mitigating these risks may require additional financial commitments.

        Labor disputes may have a material adverse effect on our operations and profitability.

        As of June 30, 2005, we, together with our various subsidiaries, had approximately 1,500 employees. Of this total, approximately 1,400 were employed by Duquesne Light. We collectively bargain with a labor union that represents approximately 1,000 of these Duquesne Light employees. When the current collective bargaining agreement expires September 30, 2010, failure to reach an agreement could result in strikes or other labor protests which could disrupt our operations. If we were to experience a strike or work stoppage, it would be difficult for us to find a sufficient number of employees with the necessary skills to replace these employees. We cannot assure you that we will reach any such agreement or that we will not encounter strikes or other types of conflicts with the labor union of our personnel. Such labor disputes could have an adverse effect on our business, financial condition or results of operations, could cause us to lose revenues and customers and might have permanent effects on our business.

        Our revenues and results of operations are subject to other risks beyond our control, including, but not limited to, accidents, storms, natural catastrophes and terrorism.

        The lost revenues and cost of repairing damage to our facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events may exceed reserves and/or insurance coverage established for repairs necessitated by such events, which may adversely impact our results of operations and financial condition. We cannot assure you that our facilities will not face damage or disruptions from these or other events. In addition, in the current geopolitical climate, enhanced concern regarding the risks of terrorism throughout the economy may impact our operations in unpredictable ways. Insurance coverage may not cover risks of this nature adequately or at all.

        Changes in accounting rules relating to the treatment of leveraged leases may result in a charge to our earnings.

        Through our subsidiary, DQE Financial, we participate in selected leveraged lease transactions. In July 2005 the Financial Accounting Standards Board ("FASB") issued proposed FASB Staff Position No. 13-a "Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction" ("FSP No. 13-a"). The proposed changes included in FSP No. 13-a are not yet in effect, but if issued in their current form, would be effective as of the end of the first fiscal year ending after December 15, 2005. As the December 2003 settlement with the IRS regarding DQE Financial's structured lease and other similar investments modified our tax benefits under these leases, this proposed staff position, if issued in its current form, would apply to us and be effective as of December 31, 2005. This proposed staff position requires recognition of the modified tax benefits from the inception of the leases, and as a result, upon adoption of this standard, we would record an after-tax, cumulative effect charge of approximately $90 million to $95 million as of December 31, 2005. We previously disclosed in filings with the SEC that the earnings volatility of the lease investments was removed as a result of the settlement with the IRS, and the revised earnings of $3 million to $4 million annually would be realized over the remaining lives of these leases. After adopting this staff position, the amount of the cumulative effect charge initially recorded would be recognized as additional lease earnings, beginning in 2006, over the remaining lives of these leases, which range from 7 to 18 years. Our current and future cash flows would be unaffected by the adoption of this proposed FASB Staff Position.

        The possible future disallowance of Section 29 tax credits due to a current field audit determination that our previously owned synthetic fuel facilities were not placed in service by June 30, 1998 could have a material adverse effect on our financial position, results of operations and/or cash flows.

        Section 29 of the Internal Revenue Code provides tax credits through 2007 for the production and sale of non-conventional fuels, including solid synthetic fuels and landfill gas. We operate and maintain five of the six synthetic fuel plants owned by an unrelated company that supplies fuel to electric generation stations. We sold the six synthetic fuel plants to the current owner in 2000.

        To qualify for the Section 29 tax credits from synthetic fuel, the synthetic fuel must meet certain conditions. One such condition is that the production facility must have been "placed in service" before July 1, 1998. In recent years the synthetic fuel industry has been the focus of increased scrutiny by the IRS. In connection with an IRS audit for the years 1998 through 2002, in July 2005 the IRS issued to us a Notice of Proposed Adjustment in which its field auditors asserted that five of the six synthetic fuel facilities sold in 2000 were not placed in service by the required June 30, 1998 date and, therefore, the Section 29 tax credits for these five facilities should be disallowed for the current owner and us. We understand that the current owner of the facilities received a similar Notice of Proposed Adjustment. We previously claimed approximately $6.5 million of Section 29 tax credits relating to the ownership of these five synthetic fuel facilities prior to their sale in 2000. If the IRS prevails against our position regarding when the fuel facilities were placed in service, we could be required to reverse these previously utilized tax credits and pay additional taxes.

        In connection with the sale to the current third party owner in 2000 of the six synthetic fuel facilities by our indirect subsidiary, Duquesne Energy, Inc., we agreed to guarantee our subsidiary's obligations and liabilities, including our subsidiary's indemnification obligations against breaches of warranties, representations and covenants contained in the purchase agreement between Duquesne Energy, Inc. and the third party owner. The guarantee generally extends up to six years or otherwise as provided under the applicable statute of limitations, based on the expiration of the underlying representations, warranties and covenants.

        Duquesne Energy Solutions currently operates five of these six facilities under an agreement with the third party owner. The third party owner claims Section 29 tax credits with regard to the production of the synthetic fuel. We do not know the amount of the Section 29 tax credits taken by the third party owner, but they could be substantial. Should the third party owner reduce or terminate operation of the synthetic fuel facilities for whatever reason, our earnings and revenues from operating and maintaining the facilities would also be reduced or terminated. If both the IRS prevails against our position regarding when the fuel facilities were placed in service and we are found to be in breach of our representations to the third party owner under the purchase agreement, the resulting liability could have a material adverse effect on our financial position, results of operations and/or cash flows.

        We may experience a significant reduction in our earnings as a result of the December 31, 2007 expiration or the earlier phaseout of certain tax credits related to our synthetic fuel and landfill gas projects.

        In addition to operating five of the six synthetic fuel plants owned by an unrelated third party, we also hold a limited partnership interest in an entity that owns and operates plants that produce and sell synthetic fuel. These synthetic fuel projects are important contributors to our earnings. We also produce Section 29 tax credits from some of our landfill gas operations.

        Section 29 tax credits are set to expire on December 31, 2007. Once such tax credits expire we do not believe that there will be a market for the sale of the synthetic-fuel. We cannot guarantee that we will be able to bridge the 2008 earnings gap which will result from the loss of earnings from our synthetic-fuel and landfill-gas projects following the expiration of the tax credits.

        Section 29 tax credits are also subject to a phase-out provision that could reduce tax credits if the average annual wellhead price per barrel of domestic crude oil increases into an inflation-adjusted phase-out range. For 2004, the tax credit would have begun to phaseout if the annual average wellhead price per barrel of domestic crude oil exceeded $51.35 per barrel and would have completely phased out when the annual average wellhead price per barrel of domestic crude oil exceeded $64.47 per barrel. The average wellhead price was $36.77 in 2004. The 2005 phase-out range will be calculated using inflation rates published in 2006 by the IRS. We estimate that for 2005 the tax credits will begin to phase out if the annual average wellhead price of domestic crude oil exceeds $52 per barrel and will completely phase out if that price exceeds approximately $66 per barrel. For the first seven months of 2005, the estimated average price was approximately $46 per barrel. In order for the price to reach the low end of the phase-out range, the estimated average wellhead price would need to be approximately $61 per barrel for the remainder of 2005. Based on both the average wellhead price to date and current futures prices for the remaining months of 2005, we do not anticipate a phase-out of tax credits in 2005.

        If domestic crude oil prices continue to increase over the remainder of 2005 and stay at a high level in 2006 and/or 2007, the estimated tax credits to be generated from DQE Financial's landfill gas operations and investment in a synthetic fuel partnership of approximately $20 million, as well as

Duquesne Energy Solutions' estimated annual after-tax earnings of approximately $20 million from its synthetic fuel facilities management contract may be substantially reduced or eliminated. As of June 30, 2005, based upon our evaluation, we have thus far determined not to enter into hedging arrangements to reduce this potential exposure.

        Our significant indebtedness could adversely affect our business and our ability to service the notes.

        At June 30, 2005, we had total indebtedness of approximately $958 million. Our indebtedness could have important consequences to the holders of the notes. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the notes;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

  •
  place us at a disadvantage compared to competitors that have less debt; and

  •
  limit our ability to borrow additional funds or refinance existing debt.

        Any of these consequences could have a material adverse effect on our ability to satisfy our debt obligations, including the notes. We and our subsidiaries may be able to incur substantial additional indebtedness in the future, which could be structurally senior to the notes or could mature prior to the notes. The indenture under which Duquesne Light's first mortgage bonds are issued permits Duquesne Light to issue additional first mortgage bonds from time to time if certain financial requirements are satisfied. The terms of our credit agreements also do not prohibit us or our subsidiaries from incurring additional indebtedness which is structurally senior or has an expected maturity prior to the notes. As of June 30, 2005, approximately $206.7 million of unused commitments remain under our credit agreements, and our credit agreements would permit additional borrowings. If new debt is added to our and our subsidiaries' current debt levels, the leverage-related risks described above could intensify.

Risks related to the notes

        If no trading market develops for the notes, you may not be able to resell your notes at their fair market value or at all.

        The notes are new issues of securities with no established trading market and we do not intend to apply for listing the notes on any securities exchange. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities. No assurance can be given as to the liquidity of or trading market for the notes. Accordingly, your ability to sell the notes that you purchase or the price at which you will be able to sell the notes may be limited.

        Our ability to service our debt is dependent on our ability to generate cash in the future.

        Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our revolving credit agreements in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. The ability to borrow funds in the future under our revolving credit agreements will depend on our meeting the financial covenants in the agreements governing those facilities. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our revolving credit agreements and the notes, on commercially reasonable terms or at all. To the extent that we are not able to refinance any of our indebtedness on commercially reasonable terms, we may have to, among other things, forgo business opportunities, reduce capital expenditures or sell assets.

        The terms of our indebtedness restrict our corporate activities.

        Our revolving credit agreements contain covenants that require us and our subsidiaries to meet certain financial performance measurements. In addition, the indenture and/or our revolving credit agreements contain various provisions that restrict our ability to, among other things:

  •
  incur additional debt;

  •
  create or permit to exist any security interest or lien on or over our assets; and

  •
  merge or consolidate or sell all or substantially all of our assets.

        These restrictions on our ability to operate our businesses could materially and adversely affect our business.

        If we default under the indenture governing the notes or our revolving credit agreements, our creditors could:

  •
  elect to declare all amounts borrowed to be immediately due and payable, together with accrued and unpaid interest; and/or

  •
  in the case of our revolving credit agreements, terminate their commitments, if any, to make further extensions of credit.

        A default under the indenture or an acceleration by the holders of the notes of our obligations to them, would cause a cross-default under our revolving credit agreements. We may not have, or be able to obtain, sufficient funds to make accelerated payments, including payments on the notes, or to repay the notes in full after we pay our lenders. See "Description of the Senior Notes."

        Our ability to service the notes is largely dependent upon the earnings of our subsidiaries, including Duquesne Light, and the distribution of such earnings to us.

        We are a holding company. We conduct no business operations of our own, and have not engaged in any activities other than the holding of ownership interests in our subsidiaries. Consequently, our operating cash flow and our ability to service our indebtedness, including the notes, depend on the operating cash flow of our subsidiaries and the payment of funds by them to us in the form of dividends or advances. The notes are not guaranteed by our subsidiaries and our subsidiaries are separate and distinct legal entities. Immediately following the issuance of the notes, we will hold no assets and have no sources of revenue other than the ownership interests in our subsidiaries and the right to any dividends thereon and the right to receive payments on any existing or future loans made to our subsidiaries.

        Our subsidiaries have no obligation to make payments on their common stock, or to make any funds available for such payment. Our subsidiaries' ability to make dividend payments or other distributions to us may be restricted by their obligations to holders of their outstanding debt and to their other creditors and to the holders of their preferred and preference stock, and the availability of earnings and the needs of their businesses. For instance, no dividends or distributions may be made on Duquesne Light's common stock if it has not paid dividends on its preferred or preference stock. Further, under Duquesne Light's articles of incorporation, the aggregate amount of common stock dividend payments or distributions may not exceed certain percentages of net income, if the ratio of total common shareholder's equity to total capitalization is less than specified percentages. No part of Duquesne Light's retained earnings was restricted at June 30, 2005. See "Summary—Effect of Holding Company Structure" above and "DQE—Effect of Holding Company Structure" in the accompanying prospectus.

        In addition, as discussed above, Duquesne Light is regulated by the PUC which generally possesses broad powers to ensure that the needs of the utility customers are being met. To the extent that the PUC attempts to impose restrictions on the ability of Duquesne Light to pay dividends to us, it could adversely affect our ability to make payments on our indebtedness, including the notes, or otherwise meet our financial obligations.

        In the event of a bankruptcy, liquidation, winding-up, dissolution, receivership, insolvency, reorganization, administration or similar proceeding relating to one of our subsidiaries, holders of such subsidiaries' indebtedness, trade creditors of such subsidiaries and holders of such subsidiaries' preferred and/or preference stock will generally be entitled to payment of their claim from the assets of those subsidiaries before assets are made available for distribution to us. The notes, therefore, will be structurally subordinated to the creditors and holders of preferred and preference stock of our subsidiaries. As of June 30, 2005, after giving pro forma effect to the sale of the notes and the use of proceeds therefrom, our subsidiaries had approximately $638 million of secured indebtedness which would be structurally senior to the notes.

USE OF PROCEEDS

        We expect to receive net proceeds from this offering of approximately $316.0 million after deducting expenses and underwriters' discounts and commissions.

        We intend to pay $250 million of the net proceeds from the sale of the notes to Duquesne Light Company to retire an intercompany loan bearing interest at 5%. We intend to apply a portion of the net proceeds to repay approximately $37 million of variable rate borrowings under Holdings' credit facility, with the remaining balance to be used for general corporate purposes. Duquesne Light intends to use the proceeds it receives from Holdings' intercompany loan repayment plus available cash to purchase at par upon mandatory tender approximately $320 million of variable rate, Pollution Control Revenue Refunding Bonds with maturity dates ranging from 2020 to 2033. As a result of this transaction, Holdings' consolidated book capitalization remains substantially the same.

RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended June 30,		Years Ended December 31,
	2005	2004	2004	2003	2002	2001		2000
Ratio of Earnings to Fixed Charges	3.56	2.62	2.59	2.39	1.17	(0.14	)(a)	2.32
  •
  The ratio of earnings to fixed charges is calculated as follows:

(earnings)

(fixed charges)

  •
  For purposes of calculating the ratios, earnings consist of:

  •
  income (loss) from continuing operations;

  •
  plus income tax expense (benefit); and

  •
  plus fixed charges.

  •
  For purposes of calculating the ratios, fixed charges consist of:

  •
  interest on long-term debt;

  •
  other interest;

  •
  portion of lease payments representing an interest factor; and

  •
  dividend requirements(b).

(a)
In order to achieve a ratio of earnings to fixed charges of one to one, total earnings would need to increase by approximately $122 million.

(b)
Includes annual dividend requirements of $12.6 million for the Monthly Income Preferred Securities (MIPS) per year for 2002 and prior. For 2003, only $6.3 million is included for the period January 1 - June 30. From July 1, 2003 until their redemption in 2004, MIPS dividends were included with interest on long-term debt due to the adoption of SFAS No. 150.

CAPITALIZATION

        The following table sets forth our consolidated capitalization as of June 30, 2005 on a historical basis and as adjusted to give effect to this offering and the issuance of $200 million 5.50% notes due 2015 and of $120 million 6.25% notes due 2035.

	As of June 30, 2005
	Actual	As Adjusted
	(in Millions except shares) (Unaudited)
Current Debt Maturities	$0.2	$0.2
Long-Term Debt:
Duquesne Light First Mortgage Bonds	540.0	540.0
Duquesne Light Pollution Control Revenue Notes—Fixed Rate	97.9	97.9
Duquesne Light Pollution Control Revenue Notes—Variable Rate	320.1	—
Holdings Miscellaneous	1.4	1.4
Notes Offered Hereby	—	320.0
Less: Unamortized debt discount and premium—net	(1.5)	(1.5)

Total Long-Term Debt	957.9	957.8
Preferred and Preference Stock	147.3	147.3
Common Stockholders' Equity:
Common stock—no par value (authorized—187,500,000 shares; issued—126,929,154 shares)	1,201.6	1,201.6
Retained Earnings	581.3	581.3
Treasury Stock (at cost) (49,311,339 shares)	(1,141.5)	(1,141.5)
Unearned Compensation	(2.4)	(2.4)
Accumulated Other Comprehensive Loss	(0.8)	(0.8)

Total Common Stockholders' Equity	638.2	638.2
Total Capitalization (including current debt maturities)	$1,743.6	$1,743.5

DESCRIPTION OF THE SENIOR NOTES

        In this section, the term "Senior Notes" means the notes being offered under this prospectus supplement. The following description of the particular terms of the Senior Notes supplements the description of the general terms of the Debt Securities set forth under the heading "Description of DQE Debt Securities" in the accompanying prospectus. If the descriptions are inconsistent, this prospectus supplement controls. Capitalized terms used in this prospectus supplement that are not otherwise defined will have the meanings given to them in the accompanying prospectus. The following statements with respect to the Senior Notes are summaries, do not purport to be complete and are subject to, and qualified by reference to, the provisions of the Senior Notes and the Indenture.

General

        We will issue the Senior Notes as two separate series of Debt Securities under the Indenture, dated as of August 16, 2005, between us and J.P. Morgan Trust Company, National Association, as Trustee. For a more complete description of the Indenture, see "Description of DQE Debt Securities" in the accompanying prospectus. The Senior Notes are unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. We will issue the 2015 Senior Notes with an initial aggregate principal amount of $200 million and the 2035 Senior Notes with an initial aggregate principal amount and of $120 million. The 2015 Senior Notes and the 2035 Senior Notes are the first two series of securities to be issued under the Indenture.

        The entire principal amount of the 2015 Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on August 15, 2015. The entire principal amount of the 2035 Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on August 15, 2035.

        Each 2015 Senior Note will bear interest at the rate of 5.50% per annum from the date of original issuance. Each 2035 Senior Note will bear interest at the rate of 6.25% per annum from the date of original issuance. Interest on each series of Senior Notes will be payable semi-annually in arrears on February 15 and August 15 of each year (each, an "Interest Payment Date") to the persons in whose name the Senior Notes are registered at the close of business on February 1 or August 1, as the case may be, immediately preceding such interest payment date whether or not such day is a business day. The initial Interest Payment Date is February 15, 2006. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on the Senior Notes is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day (and without any additional interest or other payment in respect of any delay), with the same force and effect as if made on such date.

        You will not have the right to require us to redeem or repurchase the Senior Notes at your option.

        The Senior Notes will not be listed on any securities exchange. The Senior Notes will be governed by the laws of the State of New York.

Form and Denomination

        The Senior Notes will be issued in fully registered form only in denominations of $1,000 and integral multiples of $1,000. We will initially issue the Senior Notes in global book-entry form. So long as the Senior Notes are in book-entry form, we will make payments on the Senior Notes to the depository or its nominee, as the registered owner of the Senior Notes, by wire transfer of immediately available funds. See "Book-Entry System."

Ranking

        The Senior Notes are unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. Because we are a holding company and substantially all of our operations are conducted by our subsidiaries, holders of our debt securities, including holders of the Senior Notes, will have a junior position to claims of creditors and certain security holders of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any preferred and preference stockholders. To the extent that we may be a creditor with recognized claims against any of our subsidiaries, our claims would also be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of our subsidiaries and would be subordinated to any indebtedness or other liabilities of our subsidiaries senior to our interest. Certain of our operating subsidiaries, principally Duquesne Light Company, have ongoing corporate debt programs used to finance their business activities. As of June 30, 2005, our subsidiaries had approximately $958 million of outstanding debt. We and our subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities. Moreover, our ability to pay principal and interest on the Senior Notes is dependent upon the earnings of our subsidiaries and the distribution or other payments from our subsidiaries to us in the form of dividends, loans, advances, or the repayment of loans and advances from us. The Indenture under which the Senior Notes are to be issued does not contain any limitation on our ability to incur additional debt or on our subsidiaries' ability to incur additional debt to us or to third parties. In addition, we borrow funds from and lend funds to our subsidiaries from time to time to manage our working capital needs. Our indebtedness to our subsidiaries will rank equally in right of payment to the Senior Notes.

Further Issuances

        The 2015 Senior Notes will be limited initially to $200 million in aggregate principal amount. The 2035 Senior Notes will be limited initially to $120 million in an aggregate principal amount. We may, from time to time, without notice to or the consent of the holders of either or both series of the Senior Notes create and issue further senior notes equal in rank and having the same maturity, payment terms, redemption features, CUSIP numbers and other terms as either or both of the series of Senior Notes offered by this prospectus supplement, except for the issue date, the public offering price and the payment of interest accruing prior to the issue date of the further senior notes and, under some circumstances, the first payment of interest following the issue date of the further senior notes. These further Senior Notes may be consolidated and form a single series with either of the series of the Senior Notes offered by this prospectus supplement.

Optional Redemption

        We may, at our option, redeem the Senior Notes of each series, in whole at any time or in part from time to time, upon notice by mail not less than 30 nor more than 60 days before the date fixed for redemption, at a redemption price equal to the greater of:

  (1)
  100% of the principal amount of the Senior Notes then outstanding to be redeemed, and

  (2)
  for either series of Senior Notes, the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes being redeemed (not including any portion of such interest payments accrued to the date of redemption) discounted to the 20    redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 20 basis points in the case of the 2015 Senior Notes, and 30 basis points in the case of the 2035 Senior Notes, as calculated by an Independent Investment Banker;

plus, in either of the above cases, accrued and unpaid interest thereon to the date of redemption.

        Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Senior Notes or portions thereof called for redemption.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Senior Notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such third Business Day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Bank obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Quotations.

        "Independent Investment Banker" means J.P. Morgan Securities Inc. or Lehman Brothers Inc., or either of the respective successors, or if both such firms are unwilling or unable to serve as such, an independent investment banking institution of national standing appointed by us.

        "Reference Treasury Dealer" means J.P. Morgan Securities Inc. and Lehman Brothers Inc. and their respective successors, and if either of these parties ceases to be a primary U.S. Government Securities Dealer in New York City, we will substitute another primary U.S. Government Securities Dealer selected by us, and any other primary U.S. Government Securities Dealer selected by us.

        "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Sinking Fund

        There will be no sinking fund for the Senior Notes.

Limitation on Liens

        So long as the Senior Notes are Outstanding, we will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any capital stock of Duquesne Light to secure any Indebtedness (as hereinafter defined) without concurrently making effective provision whereby the Senior Notes shall (so long as such other Indebtedness shall be so secured) be equally and ratably secured with any and all such other Indebtedness and any other indebtedness similarly entitled to be equally and ratably secured; provided, however, that this restriction shall not apply to nor prevent the creation or existence of any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that either

  (i)
  the execution or enforcement of each such lien is effectively stayed within 60 days after entry of the corresponding judgment (or the corresponding judgment has been discharged within such 60 day period) and the claims secured thereby are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted;

  (ii)
  the payment of each such lien is substantially covered by insurance (except for the applicable deductible) and the insurance company has not denied or contested coverage thereof; or

  (iii)
  so long as each such lien is adequately bonded, any appropriate legal proceedings that may have been duly initiated for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which such proceedings may be initiated shall not have expired.

        For purposes of this covenant, "Indebtedness" means all indebtedness, whether or not represented by bonds, debentures, notes or other securities, created or assumed by us for the repayment of money borrowed. All indebtedness for money borrowed which is secured by a lien upon property owned by us and upon which indebtedness for money borrowed, we customarily pay interest, although we have not assumed or become liable for the payment of such indebtedness for money borrowed, shall for purposes of this covenant be deemed to be Indebtedness of us. All indebtedness of others for money borrowed which is guaranteed as to payment of principal by us or in effect guaranteed by us through a contingent agreement to purchase such indebtedness for money borrowed shall for purposes of this covenant be deemed to be Indebtedness of us, but no other contingent obligation of us in respect of indebtedness for money borrowed or other obligations incurred by others shall for purposes of this covenant be deemed to be Indebtedness of us.

        In case we shall propose to pledge, mortgage, hypothecate or grant a security interest in any capital stock of Duquesne Light to secure any Indebtedness, we will prior thereto give written notice thereof to the Trustee, and we will prior to or simultaneously with such pledge, mortgage, hypothecation or grant of security interest, by supplemental indenture executed to the Trustee (or to the extent legally necessary to another trustee or an additional or separate trustee), in form satisfactory to the Trustee, effectively secure (for so long as such other Indebtedness shall be so secured) all the Senior Notes equally and ratably with such Indebtedness and with any other indebtedness for money borrowed similarly entitled to be equally and ratably secured.

        This restriction on liens shall not apply in the event that we pledge, mortgage, hypothecate or grant a security interest in or other lien upon any capital stock of Duquesne Light now or hereafter owned by us to secure any Indebtedness in an aggregate amount which, together with all other Indebtedness so secured (other than Indebtedness encumbered by mortgages, pledges, security interests, liens or encumbrances permitted by the Indenture) which, does not at the time exceed 10% of Consolidated Net Tangible Assets.

        For purposes of this covenant:

  (1)
  The term "Consolidated Net Tangible Assets" means the total amount of assets appearing on our consolidated balance sheet less, without duplication, the following:

  (a)
  all current liabilities (excluding any thereof which are by their terms extendable or renewable at the sole option of the obligor thereon without requiring the consent of the obligee to a date more than 12 months after the date of determination);

    (b)
    all reserves for depreciation and other asset valuation reserves but excluding any reserves for deferred Federal income taxes arising from accelerated amortization or otherwise;

    (c)
    all intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset on said balance sheet; and

    (d)
    all appropriate adjustments on account of minority interests of other Persons holding Common Stock in any Subsidiary.

          Consolidated Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and as of a date not more than 90 days prior to the happening of the event for which such determination is being made.

  (2)
  The term "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents, however designated, whether voting or non-voting, of that Person's equity, other than preferred stock of that Person, whether now outstanding or issued after the date the Senior Notes of a particular series are issued, including without limitation, all series and classes of that common stock.

  (3)
  The "Assets" of any Person means the whole or any part of its business, property, assets, cash and receivables.

  (4)
  The term "Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Events of Default

        Any one or more of the following events with respect to a series of Senior Notes that has occurred and is continuing will constitute an "Event of Default" with respect to such series of Senior Notes under Section 701 of the Indenture:

  (a)
  failure to pay interest on any Senior Notes of such series within 30 days after the same become due and payable; or

  (b)
  failure to pay the principal of or premium, if any, on any Senior Notes of such series when due; or

  (c)
  our failure to perform, or breach of, any covenant or warranty contained in the Indenture for 60 days after written notice as provided in the Indenture; or

  (d)
  certain events in bankruptcy, insolvency or reorganization with respect to us.

Book-Entry System

        The Senior Notes will be issued in the form of one or more fully registered global securities. The global securities will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as a nominee of DTC. Thus, beneficial interests in the Senior Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except under the circumstances described below, the Senior Notes will not be issued in definitive certificated form and owners of beneficial interests in the global securities will not be entitled to receive Senior Notes in definitive form and will not be considered holders of the Senior Notes.

        The following is based on information furnished by DTC:

          DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform

  Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("direct participants") deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions, in deposited securities through electronic computerized book-entry transfers and pledges between direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of its direct participants of DTC and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC, and EMCC, also subsidiaries of DTCC), as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly ("indirect participants"). The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

          Purchases of Senior Notes under DTC's system must be made by or through direct participants, which will receive a credit for those book-entry Senior Notes on DTC's records. The ownership interest of each actual purchaser of Senior Notes represented by a global security ("beneficial owner") is in turn to be recorded on the records of the direct participants and the indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but they are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or the indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Senior Notes are to be accomplished by entries made on the books of the direct and indirect participants acting on behalf of the beneficial owners. Beneficial owners of a global security will not receive certificated notes representing their ownership interests therein, except in the event that use of the book-entry system for the book-entry Senior Notes is discontinued.

          To facilitate subsequent transfers, all global securities deposited by direct participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of global securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities representing the book-entry Senior Notes; DTC's records reflect only the identity of the direct participants to whose accounts the book-entry Senior Notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Neither DTC nor Cede & Co. will consent or vote with respect to the global securities unless authorized by a direct participant in accordance with DTC's Procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the book-entry notes are credited on the applicable record date.

          Principal, premium, if any, and/or interest, if any, payments on the global securities will be made to Cede & Co. DTC's practice is to credit direct participants' accounts, upon DTC's receipt of funds and corresponding detail information from us or the Trustee, on the payment date in accordance with their respective holdings shown on DTC's records. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC (nor, if applicable, its nominee), the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to Cede & Co. is our responsibility and that of the Trustee, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of those payments to the beneficial owners shall be the responsibility of direct participants and indirect participants.

          If applicable, redemption notices shall be sent to DTC. If less than all of the book-entry Senior Notes of like tenor and terms are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

          A beneficial owner shall give notice of any option to elect to have its book-entry Senior Notes purchased by us, through its participant, to the Trustee, and shall effect delivery of such book-entry Senior Notes by causing the direct participant to transfer the participant's interest in the securities representing such book-entry Senior Notes, on DTC's records, to the Trustee. The requirement for physical delivery of book-entry Senior Notes in connection with a demand for repurchase will be deemed satisfied when the ownership rights in the securities representing such book-entry Senior Notes are transferred by direct participants on DTC's records and followed by a book-entry credit of the securities to the Trustee's DTC account.

          DTC may discontinue providing its services as securities depository with respect to the book-entry Senior Notes at any time by giving us and the Trustee reasonable notice. Under these circumstances, in the event that a successor securities depository is not obtained, certificated Senior Notes are required to be printed or delivered.

          We may decide to discontinue use of the system of book-entry transfers through DTC, or a successor securities depository. In that event, certificated Senior Notes will be printed and delivered.

          According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

          The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but neither we nor any underwriter takes any responsibility for the accuracy of the information.

Same-Day Settlement and Payment

        Settlement for the Senior Notes will be made by the underwriters in immediately available funds. So long as DTC continues to make its "Same-Day Funds Settlement System" available to us:

  •
  we will make all payments of principal and interest on the Senior Notes in immediately available funds; and

  •
  the Senior Notes will trade in DTC's Same-Day Funds Settlement System until maturity.

Trustee

        J.P. Morgan Trust Company, National Association, will be the Trustee under the Indenture and has been appointed by us as the registrar and paying agent with regard to the Senior Notes.

UNDERWRITING

        Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of each series of the Senior Notes set forth opposite the underwriter's name.

Underwriter	Principal Amount of 5.50% Senior Notes due 2015	Principal Amount of 6.25% Senior Notes due 2035
J.P. Morgan Securities Inc.	$80,000,000	$48,000,000
Lehman Brothers Inc.	80,000,000	48,000,000
NatCity Investments, Inc.	10,000,000	6,000,000
SG Americas Securities, LLC	10,000,000	6,000,000
Wachovia Capital Markets, LLC	10,000,000	6,000,000
Wedbush Morgan Securities Inc.	10,000,000	6,000,000

Total	$200,000,000	$120,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the Senior Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Senior Notes if they purchase any of the Senior Notes.

        The underwriters propose to offer some of the Senior Notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and may offer some of the Senior Notes to dealers at the public offering prices less a concession not to exceed 0.400% of the principal amount of the 2015 Senior Notes and 0.500% of the principal amount of the 2035 Senior Notes. The underwriters may allow, and dealers may reallow a concession not to exceed 0.200% of the principal amount of the 2015 Senior Notes and 0.250% of the principal amount of the 2035 Senior Notes on sales to other dealers. After the initial offering of the notes to the public, the underwriters may change the public offering prices and concessions.

        The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Senior Notes).

Paid by Company
Per 2015 Senior Note	0.650%
Per 2035 Senior Note	0.875%

        In connection with the offering, the underwriters may purchase and sell the Senior Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Senior Notes in excess of the principal amount of Senior Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate-covering transactions involve purchases of the Senior Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Senior Notes made for the purpose of preventing or retarding a decline in the market price of the Senior Notes while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when an underwriter, in covering syndicate short positions or making stabilizing purchases, repurchases Senior Notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the Senior Notes. They may also cause the price of the Senior Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We estimate that our total expenses for this offering will be $300,000.

        Certain of the underwriters will make the Senior Notes available for distribution on the internet through a proprietary web site and/or a third-party system operated by MarketAxess Corporation, an internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between these underwriters and their respective customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from these underwriters based on transactions they conduct through the system. These underwriters will make the Senior Notes available to their respective customers through the internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

        The underwriters or their affiliates have performed investment banking, commercial banking, dealer and advisory services for us or our affiliates from time to time for which they have received customary fees and expenses. The underwriters or their affiliates may, from time to time, engage in transactions with and perform services for us or our affiliates in the ordinary course of their business. Each of the underwriters is affiliated with one or more of our lenders. Because we intend to use the net proceeds from this offering to repay a portion of the borrowing under our credit facility, more than 10% of the net proceeds of the offering may be paid to these banking affiliates of the underwriters. We are conducting this offering in compliance with Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc. J.P. Morgan Trust Company, National Association, an affiliate of J.P. Morgan Securities Inc., is the Trustee under the Indenture.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

EXPERTS

        The consolidated financial statements, the related financial statement schedule and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedules and include an explanatory paragraph referring to a change in accounting method for goodwill and other intangible assets, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

VALIDITY

        The validity of the notes will be passed upon for us by Douglas L. Rabuzzi, Esq., our Corporate Secretary and Assistant General Counsel, and by Reed Smith LLP, our special counsel. Certain legal matters related to the notes will be passed upon for the underwriters by Milbank, Tweed, Hadley & McCloy LLP.

PROSPECTUS

$500,000,000

DQE, INC.

DQE CAPITAL CORPORATION

PREFERRED STOCK

COMMON STOCK

STOCK PURCHASE CONTRACTS

STOCK PURCHASE UNITS

WARRANTS

DQE DEBT SECURITIES

DQE CAPITAL DEBT SECURITIES

DQE may offer from time to time its Preferred Stock, Common Stock, Stock Purchase Contracts, Stock Purchase Units, Warrants to purchase Preferred or Common Stock and Debt Securities, and DQE Capital may offer from time to time its Debt Securities, up to an aggregate amount of $500,000,000.

The common stock of DQE is traded on the New York Stock Exchange, the Philadelphia Stock Exchange and the Chicago Stock Exchange.

One or more supplements to this prospectus will indicate the amount and terms of each issue of securities, including the offering price, to be issued by DQE and DQE Capital.

DQE and DQE Capital may sell the securities to or through underwriters, dealers or agents or directly to one or more purchasers. The applicable prospectus supplement will describe each offering of the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 7, 2002.

TABLE OF CONTENTS

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS
DQE
DQE CAPITAL
DESCRIPTION OF DQE CAPITAL STOCK
Preferred Stock
Common Stock
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
DESCRIPTION OF DQE WARRANTS
DESCRIPTION OF DQE DEBT SECURITIES
DESCRIPTION OF DQE CAPITAL DEBT SECURITIES
PLAN OF DISTRIBUTION
AVAILABLE INFORMATION
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
EXPERTS
VALIDITY

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that DQE and DQE Capital filed with the United States Securities and Exchange Commission, or the “SEC.” We may sell the securities described in this prospectus from time to time in one or more offerings. This prospectus only provides you with a general description of the securities. Each time we offer securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities then being offered. The supplement may also add, update or change information contained in this prospectus.

In addition to the information contained in this prospectus and applicable supplement, this prospectus incorporates by reference important business and financial information about DQE that is not included in or delivered with this prospectus. See “AVAILABLE INFORMATION.” You may obtain copies of documents containing such information from us, without charge, by either calling or writing to us at:

DQE, Inc.

411 Seventh Avenue

P.O. Box 1930

Pittsburgh, Pennsylvania 15230-1090

Attention: Corporate Secretary

Telephone: 412-393-6000

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable supplement. We have not authorized any other person to provide you with different information. You should not assume that the information contained or incorporated in this prospectus as of any time after the date of this prospectus or, if later, the date of an incorporated document, is accurate because our business, financial condition or results of operations may have changed since that date.

We are not making an offer to sell any securities in any jurisdiction where an offer or sale is not permitted.

See p. 35 FOR “A WARNING ABOUT FORWARD-LOOKING STATEMENTS”, including cautionary language regarding the forward-looking information contained or incorporated by reference in this prospectus.

DQE

General

DQE is a holding company whose subsidiaries deliver essential products and services including electricity, water and communications to more than one million customers throughout the United States. Our subsidiaries include:

•                  Duquesne Light Company, our largest operating subsidiary, which is engaged in the transmission and distribution of electric energy and provides electric service to approximately 586,000 direct customers in southwestern Pennsylvania (including in the City of Pittsburgh), a territory of approximately 800 square miles. As a public utility, Duquesne Light is subject to regulation by the Pennsylvania Public Utility Commission with respect to retail rates, accounting, issuance of securities and other matters. Duquesne Light is also subject to regulation by the Federal Energy Regulatory Commission with respect to rates for wholesale sales and transmission services, accounting and other matters.

•                  AquaSource, Inc., which is a water resource management company that acquires, develops and manages water and wastewater systems and complementary businesses.

•                  DQE Energy Services, LLC, which is an energy facilities management company that provides energy outsourcing solutions including development, operation and maintenance of energy and alternative fuel facilities.

•                  DQE Communications, Inc., which developed and owns a 60,000 mile fiber-optic network in Pittsburgh.

•                  DQE Financial Corp., which owns and operates landfill gas collection and processing systems and is an investment and portfolio management organization focused on structured finance and alternative energy investments.

•                  DQE Capital, which is described below under its own heading.

•                  Other business lines, including propane distribution and insurance services for DQE and various affiliates.

In the second half of 2001, following the completion of a strategic review process, DQE announced a new management team and a change in its strategic direction. DQE adopted a “back-to-basics” strategy featuring, among other things, a more concentrated focus on our utility operations and complementary businesses.

DQE is a “holding company” under the Public Utility Holding Company Act of 1935, but is exempt from all provisions thereof except Section 9(a)(2) which relates to the acquisition of public utility companies.

DQE’s principal executive offices are located 411 Seventh Avenue, Pittsburgh, Pennsylvania 15219-1905 and the telephone number is (412) 393-6000.

See “AVAILABLE INFORMATION” for the availability of additional information about DQE.

Effect of Holding Company Structure

DQE Debt Securities or Guaranties

Since DQE is a holding company, substantially all of the assets shown on DQE’s consolidated balance sheet are held by its subsidiaries. Accordingly, DQE’s earnings and cash flow and its ability to meet its obligations are largely dependent upon the earnings and cash flows of such subsidiaries and the distribution or other payment of such earnings to DQE in the form of dividends or loans or advances and repayment of loans and advances from DQE. The subsidiaries are separate and distinct legal entities and, except for DQE Capital, have no obligation to pay any amounts due on any securities offered by this prospectus or to make any funds available for such payment.

Due to the holding company structure, DQE’s obligations on its debt securities, or on its guaranty of DQE Capital’s debt securities, will be effectively subordinated to all existing and future liabilities of DQE’s subsidiaries. Therefore, DQE’s rights and the rights of its creditors, including the rights of the holders of DQE Capital’s debt securities under DQE’s guaranty thereof, to participate in the assets of any subsidiary (other than DQE Capital) upon the liquidation or reorganization of such subsidiary will be subject to the prior claims of such subsidiary’s creditors. To the extent that DQE may itself be a creditor with recognized claims against any such subsidiary, DQE’s claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of such subsidiary and would be subordinated to any indebtedness or other liabilities of such subsidiary senior to that held by DQE. Although certain agreements to which DQE and its subsidiaries are parties limit the incurrence of additional indebtedness, DQE and its subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.

DQE Equity Securities

Any equity securities of DQE, including preferred or common stock, which may be offered by this prospectus are, by definition, junior in entitlement to dividends or assets to claims of DQE’s creditors including, but not limited to, holders of debt securities issued or guaranteed by DQE and, as discussed above, to the claims of creditors of DQE’s subsidiaries.

DQE’s board of directors regularly evaluates our common stock dividend policy and sets the amount each quarter. The level of dividends will continue to be influenced by many factors such as, among other things, our earnings, financial condition and cash flows from subsidiaries, as well as general economic and competitive conditions. The board also has to consider the impact of the downgrade in the ratings of certain of our securities and the effectiveness of the divestiture of non-complementary assets, which are discussed in the Incorporated Documents.

Duquesne Light Company

As discussed above, Duquesne Light Company is our largest subsidiary. If Duquesne Light cannot pay dividends on its common stock, we may not be able to pay dividends on our common stock or preferred stock. Payments of dividends on Duquesne Light’s common stock may be restricted by Duquesne Light’s obligations to holders of preferred and preference stock, under Duquesne Light’s articles of incorporation, and by obligations of a Duquesne Light subsidiary to holders of its securities and other creditors. No dividends or distributions may be made on Duquesne Light’s common stock if Duquesne Light has not paid dividends or sinking fund obligations on its preferred or preference stock. Further, the aggregate amount of Duquesne Light’s common stock dividend payments or distributions may not exceed certain percentages of net income if the ratio of total common shareholder’s equity to total capitalization is less than specified percentages. Dividends on Duquesne Light stock may also be effectively limited by the terms of certain financing agreements.

DQE CAPITAL

DQE Capital Corporation is a Delaware corporation and a wholly owned subsidiary of DQE. DQE Capital’s primary business purpose is to provide financing for the operations of the direct and indirect subsidiaries of DQE other than Duquesne Light Company.

DQE Capital’s principal executive offices are located at 411 Seventh Avenue, Pittsburgh, Pennsylvania 15219-1905 and the telephone number is (412) 393-6000.

USE OF PROCEEDS

Except as otherwise specified in the applicable prospectus supplement, DQE intends to use the proceeds of each issue of its securities which may be offered by this prospectus to make loans to and/or equity investments in one or more of DQE’s direct or indirect subsidiaries (other than DQE Capital), to repay advances from subsidiaries and otherwise for general corporate purposes. These subsidiaries may, in turn, use the funds so invested for general corporate purposes, including expanded business activities and the reduction of short-term debt incurred to provide interim financing.

Except as otherwise specified in the applicable prospectus supplement, DQE Capital intends to use the proceeds of each issue of its securities which may be offered by this prospectus for loans to DQE and/or to one or more of DQE’s direct or indirect subsidiaries (other than Duquesne Light Company) to be ultimately used for the purposes generally described above.

DESCRIPTION OF DQE CAPITAL STOCK

DQE may offer additional shares of preferred stock in one or more series. DQE may also offer additional shares of common stock. DQE’s Restated Articles of Incorporation, as amended, authorize DQE to issue up to 4,000,000 shares of Preferred Stock, no par value. The Articles also authorize DQE to issue up to 187,500,000 shares of Common Stock, no par value. As of April 30, 2002, there were outstanding 163,520 shares of Preferred Stock, Series A (Convertible), and 56,438,612 shares of Common Stock. The new shares of Preferred Stock and Common Stock which may be offered by this prospectus are called the “New Preferred Stock” and the “New Common Stock”, respectively.

The rights and privileges of holders of DQE’s capital stock are governed by DQE’s Articles and By-Laws and the Pennsylvania Business Corporation Law, or BCL. Certain provisions of the Articles and DQE’s capital stock are summarized below. Because this section is a summary, it does not describe every aspect of the Articles. DQE has filed the Articles, as well as a form of amendment to establish a series of New Preferred Stock, as exhibits to the registration statement of which this prospectus is a part. We encourage you to read the Articles and the form of amendment for provisions that may be important to you. Capitalized terms used under this heading which are not otherwise defined in this prospectus have the meanings set forth in the Articles.

Preferred Stock

General

The Board of Directors is authorized to divide the Preferred Stock into series and, as to each series, to determine the designation and number of shares of such series and the voting rights, preferences, limitations and special rights, if any, of the shares of such series. Such divisions and determinations will be set forth in one or more amendments to the Articles adopted by the Board of Directors. All shares of Preferred Stock of each series rank equally as to dividends and the liquidation preference of such shares payable upon the liquidation, dissolution or winding up of DQE. All shares of Preferred Stock of all series will rank equally as to dividends and liquidation preference except to the extent otherwise provided in the amendment to the Articles establishing any series of Preferred Stock.

The prospectus supplement relating to each series of New Preferred Stock offered by this prospectus will set forth or describe:

•                  the designation and number of shares of such series;

•                  the dividend rate or rates on the shares of such series, the date or dates from which dividends shall accrue, the dates on which dividends will, subject to the provisions of the Articles, be payable, the record dates for the payment of dividends and the relative ranking of such shares as to the payment of dividends;

•                  the liquidation preference of the shares of such series and the relative ranking of such shares as to the payment of amounts upon liquidation, dissolution or winding up;

•                  provisions relating to optional or mandatory redemption of the shares of such series;

•                  provisions relating to the optional or mandatory conversion of the shares of such series into other securities of DQE;

•                  provisions relating to the optional or mandatory exchange of the shares of such series for other securities of DQE or any other issuer;

•                  the voting rights of the holders of the shares of such series; and

•                  any other preferences, limitations and/or special rights of the shares of such series.

Dividends

General

When, as and if declared by the Board of Directors, and subject to the rights of the holders of any shares of any series of Preferred Stock or other stock ranking senior to or on a parity with any particular series of New Preferred Stock with respect to dividends, DQE will pay, out of funds legally available therefor, dividends in cash to the holders of shares of each series of New Preferred Stock at the rate or rates thereon.

Dividends on the shares of each series of New Preferred Stock will be payable, subject to the terms and conditions set forth in the Articles, on each dividend payment date, beginning on the first dividend payment date following the respective date or dates of issuance of the shares of such series, to the registered holders of such shares as of the close of business on the record date with respect to such dividend payment date.

Accrual of Dividends, etc.

Except as otherwise specified in the applicable prospectus supplement, dividends will begin to accrue on the shares of each series of New Preferred Stock from the respective date or dates of issuance of the shares of such series. Dividends will accrue on a daily basis whether or not at the time DQE shall have funds legally available for distributions to shareholders. Except as otherwise specified in the applicable prospectus supplement, accrued dividends for any period less than a full annual period will be computed on the basis of a year deemed to consist of (A) 360 days and (B) twelve calendar months each, itself, deemed to consist of 30 days; provided, however, that, if any part of the period for which accrued dividends are being computed shall consist of a portion of a calendar month, accrued dividends for such part of such period will be computed on the basis of the actual number of days elapsed during such calendar month (excluding the date of payment, if any, in such calendar month) in relation to the full annual dividend accrued during a deemed 360-day year. Accrued but unpaid dividends will accumulate as of the dividend payment date on which they first become payable, but no interest shall accrue on accumulated but unpaid dividends.

Parity Stock

So long as any series of New Preferred Stock shall be outstanding, if (A) at any time DQE shall not have satisfied in full the cumulative dividends accrued on such series of New Preferred Stock for all Dividend Periods (as hereinafter defined) ended at or prior to such time and (B) at such time there shall have accrued and shall remain unpaid, for Dividend Periods ended at or prior to such time, dividends on shares of any other series of the Preferred Stock or any other class of stock in either case ranking as to dividends on a parity with such series of New Preferred Stock, any funds of DQE legally available for the purpose will be allocated among all cumulative dividends accrued and unpaid, for all Dividend Periods ended at or prior to such time, on all such parity series of the Preferred Stock and such other parity stock in proportion to the respective amounts thereof.

Junior Securities

So long as any shares of any series of New Preferred Stock shall be outstanding, DQE will not (A) declare or pay or set apart for payment any dividends or make any other distributions on any Junior Securities (as hereinafter defined) or (B) make any payment on account of the redemption, purchase or other acquisition or retirement of any Junior Securities, unless, as of the date of any such declaration, setting aside or payment, as the case may be, there shall also have been declared and paid or set aside for payment dividends accumulated on such series of New Preferred Stock during all Dividend Periods ended on or prior to such date; provided, however, that the foregoing restriction will not prohibit (X) any dividend payable solely in shares of Junior Securities or (Y) the acquisition of any Junior Securities either (i) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement), or any dividend or interest reinvestment or stock purchase plan, of DQE or any affiliate of DQE heretofore or hereafter adopted or (ii) in exchange solely for any other Junior Securities; and provided, further, that nothing in the Articles will prevent the simultaneous declaration or payment of dividends on both the Preferred Stock and any Junior Securities if, at the time of such declaration, there are sufficient funds legally available to pay all dividends concurrently.

Liquidation

General

Subject to the rights of the holders of shares of any series of Preferred Stock any stock of DQE ranking senior to or on a parity with any particular series of New Preferred Stock in respect of distributions upon the liquidation, dissolution or winding up of DQE, upon any such liquidation, dissolution or winding up (whether voluntary or involuntary), each holder of shares of each series of New Preferred Stock will be entitled to be paid, out of the assets of DQE which remain after the payment and discharge of all liabilities of DQE, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value (as hereinafter defined) of the shares of such series of New Preferred Stock held by such holder plus an amount equal to accrued and unpaid dividends thereon to (but excluding) the date of payment, and the holders of shares of series of New Preferred Stock will not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of DQE, DQE’s assets available to be distributed among the holders of the shares of series of New Preferred Stock and any other series of the Preferred Stock and any other stock in either case ranking as to any such distribution on a parity with the series of New Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then such assets will be allocated among all liquidation requirements on all such parity series of Preferred Stock and such other parity stock in proportion to the respective amounts then required for the satisfaction thereof.

Neither the consolidation, merger or other combination of DQE with or into any other entity or entities (whether or not DQE is the surviving entity), nor the sale, transfer or other disposition by DQE of all or any part of its assets, nor the reduction of the capital stock of DQE nor any other form of recapitalization or reorganization affecting DQE will be deemed to be a liquidation, dissolution or winding up of DQE within the meaning of the preceding paragraph.

Redemption

The applicable prospectus supplement will set forth any terms for the optional or mandatory redemption of each series of New Preferred Stock.

Except as otherwise specified in the applicable prospectus supplement, if less than all of the outstanding shares of any series of New Preferred Stock are to be redeemed, DQE will select the shares to be redeemed pro rata, by lot or by any other method as shall be determined by DQE to be equitable.

Except as otherwise specified in the applicable prospectus supplement, any notice of mandatory or optional redemption will be sent to the holders of the shares of any series of New Preferred Stock to be redeemed at the addresses shown on the books of DQE by first class mail, postage prepaid, mailed not less than thirty (30) days nor more than sixty (60) days prior to the redemption date.

With respect to any notice of redemption of shares of series of New Preferred Stock at the option of DQE, unless, upon the giving of such notice, such shares shall be deemed to have been redeemed and to be no longer outstanding by reason of the deposit with a redemption agent of funds sufficient to effect such redemption in accordance with and subject to the Articles, such notice may state that such redemption shall be conditional upon the setting aside by DQE or the delivery to a redemption agent, on or prior to the date fixed for such redemption, of legally available funds sufficient to pay the redemption price of such shares, and that if such funds shall not have been so set aside or delivered such notice shall be of no force or effect and DQE shall not be required to redeem such shares. In the event that such notice of redemption contains such a condition and such funds are not so set aside or delivered, the redemption shall not be made and within a reasonable time thereafter notice shall be given that such funds were not so set aside or delivered and such redemption was not required to be made.

Ranking; Pro Rata Sharing; Retirement

Ranking

Except as otherwise specified in the applicable prospectus supplement, each series of New Preferred Stock will rank senior to the Common Stock as to the payment of dividends and as to the distribution of assets on liquidation, dissolution or winding-up of DQE, and, except as so specified, each series of New Preferred Stock will rank on a parity with all other series of Preferred Stock as to the payment of dividends and as to the distribution of assets on liquidation, dissolution or winding-up.

Pro Rata Sharing

Except to the extent otherwise provided in the Articles, all payments to be made in respect of the shares of each series of New Preferred Stock and shares of each other series of Preferred Stock and of any other stock ranking on a parity with such series of New Preferred Stock with respect to payments of such character will be made pro rata, so that amounts paid per share on such series of New Preferred Stock, such other series of Preferred Stock and such other priority stock will in all cases bear to each other the same ratio that the amounts then payable per share on all shares of such series of Preferred Stock and such other priority stock bear to each other.

Retirement

Any shares of each series of New Preferred Stock redeemed or converted as provided in the applicable prospectus supplement will be retired as shares of series of Preferred Stock of the particular series and be restored to the status of authorized but unissued shares of Preferred Stock, undesignated as to series, and may thereafter be reissued as permitted by applicable law.

Voting Rights

Except to the extent otherwise specifically provided by applicable law, holders of shares of any series of New Preferred Stock will have no special voting rights and their consent shall not be required for the taking of any corporate action.

Under Pennsylvania law, the holders of shares of Preferred Stock of all affected series will be entitled to vote, together as a single class, with respect to any amendment to the Articles which would authorize a new series of Preferred Stock or another class of stock having a preference as to dividends or assets which is senior to the shares of such series of New Preferred Stock, or would authorize an increase in the number of authorized shares of any such senior series or class; and no such amendment may be adopted unless, among other things, it receives the affirmative vote of a majority of the votes cast in such class vote. In addition, under Pennsylvania law, the holders of shares of series of Preferred Stock of all affected series will be entitled to similar voting rights, together as a single class, with respect to any merger or consolidation which would effect any change in the Articles if such holders would have been entitled to a class vote with respect to such change if such change had been accomplished as an amendment to the Articles rather than by merger or consolidation.

See “Common Stock – Voting Rights” for the voting rights of the holders of Series A Preferred Stock

Definitions

“Dividend Period”, as to the shares of each series of New Preferred Stock or any other series of the Preferred Stock or of any other class of stock in either case ranking as to dividends on a parity with such series of New Preferred Stock, means the period commencing on any dividend payment date prescribed for such series and ending on the day next preceding the next succeeding dividend payment date for such series, except that the initial Dividend Period for any particular shares of any series or class shall be the period commencing on the date or dates from which dividends on such shares shall be cumulative and ending on the day next preceding the first dividend payment date prescribed for such shares.

“Junior Securities” means the Common Stock and, with respect to each series of New Preferred Stock, (1) for purposes of clause (A) in the paragraph “Junior Securities” under “Dividends” above, any other class or series of stock ranking junior to such series of New Preferred Stock in right of payment of dividends or (2) for all other purposes, any other class or series of stock ranking junior to such series of New Preferred Stock in right of payment of amounts distributable upon liquidation, dissolution or winding up.

“Liquidation Value”, as to each share of each series of New Preferred Stock, means the amount payable in respect of such share upon the liquidation, dissolution or winding up of DQE set forth in the amendment to the Articles establishing such series.

Common Stock

General

Except for the rights of holders of the Series A Preferred Stock, described below, and such rights as may be granted to the holders of any other series of Preferred Stock in the amendment establishing such series or as required by law, all of the voting and other rights of the shareholders of DQE belong exclusively to the holders of the Common Stock.

Dividend Rights

The holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. However, the Board of Directors has granted, in the case of the outstanding series of Preferred Stock, and may grant, if additional Preferred Stock is issued, preferential dividend rights to the holders of such stock which would prohibit payment of dividends on the Common Stock unless and until specified dividends on such series of Preferred Stock have been paid and in certain other circumstances.

Liquidation Rights

Upon liquidation, dissolution or winding up of DQE, whether voluntary or involuntary, the holders of Common Stock are entitled to share ratably in the assets of DQE available for distribution after all liabilities of DQE have been satisfied. The Board of Directors has granted, in the case of the series of New Preferred Stock, and may grant, if additional Preferred Stock is issued, preferential liquidation rights to the holders of such stock which would entitle them to be paid out of the assets of DQE available for distribution before any distribution is made to the holders of Common Stock.

Voting Rights

General

Each holder of Common Stock is entitled to one vote for each whole share held and, in addition, has cumulative voting rights in the election of directors. The holders of the Series A Preferred Stock are entitled to vote on all matters submitted to a vote of the holders of the Common Stock, voting together with the holders of the Common Stock as one class. Each holder of Series A Preferred Stock is entitled to three votes for each share held, subject to adjustment, and also has cumulative voting rights in the election of directors.

In the election of directors, each shareholder is entitled to cast a total number of votes determined by multiplying

•                  the number of shares held, times

•                  the number of votes per share (one, in the case of Common Stock, and three, in the case of Series A Preferred Stock), times

•                  the number of directors to be elected.

Each shareholder may cast the total number of votes, determined as described above, for one candidate or may distribute them among any two or more candidates. Cumulative voting rights are intended to increase the chances of having at least some board representation for minority shareholders.

Board of Directors

Number; Classification. The Articles provide that the Board of Directors shall consist of such number of directors as may be fixed from time to time by a majority of the Disinterested Directors (defined below) then in office, plus such number of additional directors, if any, as the holders of Preferred Stock, voting separately as a class or series, shall have the right from time to time to elect. The Articles further provide that the Board of Directors, excluding any directors elected by the holders of Preferred Stock, voting separately as a class or series, shall be divided into three classes, as nearly equal in number as possible, with one class of directors to be elected at each annual meeting of shareholders, to hold office until the third succeeding annual meeting and until their successors are elected and qualify. At the date of this prospectus, there are ten members of the Board of Directors, none of whom were elected by holders of the Series A Preferred Stock.

The classification of the Board of Directors, as described above, tends to reduce the effect of cumulative voting by increasing the minimum number of shares required to be held in order to elect one or more directors.

Removal. The Articles provide that for so long as the general corporate law of DQE’s state of incorporation specifically mandates such power, a director, any class of directors or the entire Board of Directors may be removed from office by shareholder vote without cause, but only if shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast at an annual election of directors or of such class of directors shall vote in favor of such removal. The power of shareholders to remove directors without cause is not required under the Pennsylvania Business Corporation Law as currently in effect (except upon the unanimous vote of shareholders). Therefore, under the Articles, the shareholders may remove a director from office only for cause and only if the holders of at least a majority of the voting power of the then outstanding shares of Voting Stock (defined below) which are not beneficially owned by an Interested Stockholder (defined below) shall vote in favor of such removal.

Vacancies. The Articles provide that vacancies in the members of the Board of Directors elected by holders of Voting Stock, including vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the Disinterested Directors then in office, though less than a quorum, except as otherwise required by law. Directors elected to fill vacancies will hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which they have been elected expires.

Nomination of Director Candidates. The Articles require that any shareholder intending to nominate a candidate for election as a director must give written notice of the nomination, containing certain specified information, to the Secretary of DQE not later than 120 days in advance of the meeting at which the election is to be held.

Directors Elected by Preferred Shareholders. The provisions of the Articles with respect to the Board of Directors described above would not apply to any directors separately elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or assets.

Certain Business Combinations

The Articles provide that the affirmative vote of the holders of (i) at least 80% of the voting power of all then outstanding shares of Voting Stock (as defined in the Articles), voting as a single class, and (ii) at least a majority of the voting power of the then outstanding shares of Voting Stock which are not beneficially owned by an Interested Stockholder (as defined in the Articles), voting as a single class, is required for the approval or authorization of any Business Combination (as defined in the Articles) involving an Interested Stockholder, except

•                  a Business Combination approved by a majority of the Disinterested Directors (as defined in the Articles), or

•                  a Business Combination as to which certain minimum price and procedural requirements, described below, are satisfied.

If the requisite approval of Disinterested Directors were given or the minimum price and procedural requirements were satisfied with respect to a particular Business Combination, the normal approval requirements of Pennsylvania law would apply to such Business Combination.

The minimum price and procedural requirements referred to above consist of all of the following six conditions:

(1)           The aggregate amount of the cash and the fair market value of consideration other than cash to be received per share by holders of Common Stock in the Business combination shall be at least equal to the highest of the following:

•                  (if applicable) the highest per share price paid in order to acquire any shares of Common Stock at any time beneficially owned by the Interested Stockholder which were acquired (i) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the “Announcement Date”) or (ii) in the transaction in which it became an Interested Stockholder, whichever is higher;

•                  the fair market value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the “Determination Date”), whichever is higher; and

•                  (if applicable) the price per share equal to the fair market value per share of Common Stock determined pursuant to the immediately preceding paragraph multiplied by the ratio of (i) the highest per share price paid in order to acquire any shares of Common Stock at any time beneficially owned by the Interested Stockholder which were acquired within the two-year period immediately prior to the Announcement Date to (ii) the fair market value per share of Common Stock on the first day in such two-year period on which the Interested Stockholder beneficially owned any shares of Common Stock.

(2)           The aggregate amount of the cash and the fair market value of consideration other than cash to be received per share by holders of shares of any other class or series of Voting Stock shall be at least equal to the highest of the following:

•                  (if applicable) the highest per share price paid in order to acquire any shares of such class or series of Voting Stock at any time beneficially owned by the Interested Stockholder which were acquired (i) within the two-year period immediately prior to the Announcement Date or (ii) in the transaction in which it became an Interested Stockholder, whichever is higher;

•                  (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of DQE;

•                  the fair market value per share of such class or series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

•                  (if applicable) the price per share equal to the fair market value per share of such class or series of Voting Stock determined pursuant to the immediately preceding paragraph, multiplied by the ratio of (i) the highest per share price paid in order to acquire any shares of such class or series of Voting Stock at any time beneficially owned by the Interested Stockholder which were acquired within the two-year period immediately prior to the Announcement Date to (ii) the fair market value per share of such class of Voting Stock on the first day in such two-year period on which the Interested Stockholder beneficially owned any shares of such class or series of Voting Stock.

(3)           The consideration to be received by holders of each class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as was previously paid in order to acquire shares of Voting Stock which are beneficially owned by the Interested Stockholder. If the Interested Stockholder beneficially owns shares of Voting Stock which were acquired with varying forms of consideration, the form of consideration to be received by holders of each class or series of Voting Stock shall be either cash or the form used to acquire the largest number of shares of Voting Stock (regardless of class or series) beneficially owned by the Interested Stockholder. All per share prices referred to in clauses (1) and (2) above shall be appropriately adjusted to reflect any intervening stock dividend, stock split, combination of shares or similar event.

(4)           After the Determination Date and prior to the consummation of such Business Combination:

•                  except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding capital stock of DQE having preference over the Common Stock as to dividends or upon liquidation;

•                  there shall have been (i) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (ii) in the event of any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, an increase in such annual rate of dividends (as necessary to prevent any such reduction), unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and

•                  such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction in which it became an Interested Stockholder.

(5)           After the Determination Date, the Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by DQE, whether in anticipation of or in connection with such Business Combination or otherwise.

(6)           If the proposed Business Combination otherwise requires a stockholder vote, such Business Combination shall be submitted to the holders of capital stock of DQE entitled to vote thereon, and their proxies for approval of such transaction shall be solicited in accordance with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder, and in any event (whether or not a stockholder vote is required), a proxy or information statement describing the proposed Business Combination, complying with such requirements and containing other information specified in the Articles shall be mailed to all holders of Voting Stock and the holders of any other class or series of stock entitled to vote thereon at least 30 days prior to the earlier of the date of the stockholder meeting to vote on such Business Combination or the consummation of such Business Combination.

Amendments to the Articles or By-Laws

The Articles provide that any amendment, alteration, change or repeal of any provision of Article 7 or Article 8 of the Articles (which contain provisions relating to business combinations), the adoption of any provision inconsistent therewith, or the adoption, amendment or repeal by the shareholders of any By-Law, shall require the affirmative votes of (i) the holders of at least 80% of the voting power of all then outstanding shares of Voting Stock, voting together as a single class, and (ii) the holders of at least a majority of the voting power of the then outstanding shares of Voting Stock which are not beneficially owned by any Interested Stockholder, voting together as a single class, unless such action is recommended by a majority of the Disinterested Directors and at the time of such recommendation the Disinterested Directors constitute a majority of the full Board of Directors, excluding any directors elected by the holders of Preferred Stock, voting separately as a class or series.

The Articles provide that the Board of Directors, by a vote including a majority of the Disinterested Directors then in office, may adopt, amend or repeal By-Laws with respect to those matters which are not, by statute, reserved exclusively to the shareholders.

The provisions of the Articles described in this subsection “Voting Rights” are in addition to certain provisions of Pennsylvania law which restrict, or require a special shareholder vote to approve, certain transactions between DQE and a shareholder of DQE.

The Articles reserve for DQE the right to amend, alter, change or repeal any provision contained therein in the manner now or hereafter prescribed by law, and all rights conferred upon shareholders therein are granted subject to this reservation.

The Articles also provide that any action required or permitted to be taken at a meeting of shareholders or a class of shareholders of DQE may be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. Such consents shall be filed with the Secretary of DQE.

Definitions

A “Business Combination” includes, generally, a merger, consolidation or share exchange, a sale or other disposition of 5% or more of DQE’s consolidated total assets or the issuance or transfer of securities, in any case involving DQE or a subsidiary and an Interested Stockholder (or an affiliate or associate of an Interested Stockholder).

The term “Disinterested Director” means, generally, a director of DQE who is not an Interested Stockholder or an affiliate, associate or representative of an Interested Stockholder.

An “Interested Stockholder” means generally any person which (1) is at the time the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; (2) is at the time an affiliate of DQE and at any time within the two prior years was such a beneficial owner, or (3) is an assignee of any such person.

The term “Voting Stock” means the capital stock of DQE entitled to vote generally in an annual election of directors of DQE. At present, the Common Stock and the Series A Preferred Stock are the only classes or series of DQE’s Voting Stock.

Anti-Takeover Effect

The classification of the Board of Directors, the limitations on the removal of directors, the requirements for director nominations, the approval, pricing and procedural requirements for a Business Combination and the limitations on amendments to the Articles and the By-Laws, all as described above, individually or in the aggregate, may have an “anti-takeover” effect. These provisions could discourage a future takeover attempt which is not approved by DQE’s Board of Directors but which individual shareholders might deem to be in their best interests or in which shareholders would receive a premium for their shares over their current market prices. As a result, shareholders who might desire to participate in such transaction might not have an opportunity to do so. Certain of these provisions could also cause the removal of the incumbent Board of Directors or management to require more time or render such removal more difficult, procedurally or otherwise.

Miscellaneous

Holders of Common Stock have no preemptive or other rights to subscribe for any shares or securities of DQE. There are no sinking fund provisions, conversion rights or redemption provisions applicable to the Common Stock, and the holders of fully paid Common Stock are under no liability for assessments by DQE.

Transfer Agent and Registrar

 The Transfer Agent and Registrar for DQE’s Common Stock is EquiServe Trust Company, NA, P.O. Box 43010, Providence, Rhode Island 02940-3010. The Transfer Agent and Registrar for each series of New Preferred Stock will be identified in the applicable prospectus supplement.

DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS

DQE may issue stock purchase contracts, including contracts obliging holders to purchase from DQE and DQE to sell to the holders, a specified number of shares of Common Stock at a future date or dates. The consideration per share of Common Stock and the number of shares of Common Stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. We may issue the stock purchase contracts separately or as a part of stock purchase units consisting of:

•                  a stock purchase contract; and

•                  either a debt security of DQE or DQE Capital or a debt obligation of a third party, including a U.S. Treasury security.

The DQE or DQE Capital debt security or debt obligation of a third party may serve as collateral to secure the holders’ obligations to purchase the Common Stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of stock purchase contracts. These payments may be unsecured or prefunded on some basis to be specified. The stock purchase contracts may require their holders to secure their obligations in a specified manner. The applicable prospectus supplement will describe the specific terms and other provisions of any stock purchase contracts or stock purchase units.

DESCRIPTION OF DQE WARRANTS

General

DQE may issue warrants in one or more series for the purchase of Preferred Stock or Common Stock. Warrants may be issued independently or together with any offered securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent specified in the agreement and us. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Warrant Rights

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered. These terms will include the title of the warrants, the aggregate number of the warrants, the price or prices at which the warrants will be issued, the currencies in which the price or prices of the warrants may be payable, the designation, amount and terms of the offered securities purchasable upon exercise of the warrants, the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with the security, if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable, the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased, the date on which the right to exercise the warrants shall commence and the date on which the right shall expire, the minimum or maximum amount of the warrants which may be exercised at any one time, information with respect to book-entry procedures, if any, if appropriate, a discussion of Federal income tax consequences and any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF DQE DEBT SECURITIES

As used in this section, the term “Debt Securities” means Debt Securities which may be offered by DQE under this prospectus, the term “Indenture” means DQE’s indenture referred to below, the term “Indenture Securities” means all debt securities outstanding under that indenture and the term “Trustee” means the trustee under that indenture.

General

DQE may issue Debt Securities in one or more series, or in one or more tranches within a series, under an Indenture from DQE to Bank One Trust Company, NA, as trustee. The terms of the Debt Securities will include those stated in the Indenture and those made part of the Indenture by the Trust Indenture Act of 1939, as amended. Because this section is a summary, it does not describe every aspect of the Debt Securities or the Indenture. This summary is subject to, and is qualified in its entirety by reference to, the Indenture and the Trust Indenture Act. DQE has filed a form of Indenture, as well as a form of officer’s certificate to establish a series of debt securities, as exhibits to the registration statement of which this prospectus is a part. We encourage you to read the forms of Indenture and officer’s certificate for provisions that may be important to you. Capitalized terms used under this heading which are not otherwise defined in this prospectus have the meanings set forth in the Indenture. Wherever particular provisions of the Indenture or terms defined in the Indenture are referred to, those provisions or definitions are incorporated by reference as a part of the statements made in this prospectus and those statements are qualified in their entirety by that reference. References to article and section numbers, unless otherwise indicated, are references to article and section numbers of the Indenture.

In addition to the Debt Securities, other debt securities may be issued under the Indenture, without any limit on the aggregate principal amount. The Debt Securities and all other debt securities issued under the Indenture are collectively referred to as the “Indenture Securities.” Each series of Indenture Securities will be unsecured and will rank pari passu with all other series of Indenture Securities, except as otherwise provided in the Indenture, and with all other unsecured and unsubordinated indebtedness of DQE. Except as otherwise described in the applicable prospectus supplement, the Indenture does not limit the incurrence or issuance by DQE of other secured or unsecured debt, whether under the Indenture, under any other indenture that DQE may enter into in the future or otherwise. See the prospectus supplement relating to any offering of Debt Securities.

The applicable prospectus supplement will describe the following terms of the Debt Securities of each series or tranche:

•                  the title of the Debt Securities;

•                  any limit upon the aggregate principal amount of the Debt Securities;

•                  the date or dates on which the principal of the Debt Securities is payable or the method of determination thereof and the right, if any, to extend such date or dates;

•                  the rate or rates at which the Debt Securities will bear interest, if any, or the method by which such rate or rates, if any, will be determined, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest will be payable, the right, if any, of DQE to defer or extend an interest payment date, and the regular record date for any interest payable on any interest payment date and the person or persons to whom interest on the Debt Securities will be payable on any interest payment date, if other than the person or persons in whose names the Debt Securities are registered at the close of business on the regular record date for such interest;

•                  the place or places where, subject to the terms of the Indenture as described below under “-Payment and Paying Agents”, the principal of and premium, if any, and interest, if any, on the Debt Securities will be payable and where, subject to the terms of the Indenture as described below under “-Registration and Transfer”, the Debt Securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon DQE in respect of the Debt Securities and the Indenture may be served; the Security Registrar and Paying Agents for the Debt Securities; and, if such is the case, that the principal of the Debt Securities will be payable without presentation or surrender;

•                  any period or periods within which, date or dates on which, the price or prices at which and the terms and conditions upon which the Debt Securities may be redeemed, in whole or in part, at the option of DQE;

•                  the obligation or obligations, if any, of DQE to redeem or purchase any of the Debt Securities pursuant to any sinking fund or other mandatory redemption provisions or at the option of the Holder, and the period or periods within which, or date or dates on which, the price or prices at which, and the terms and conditions upon which the Debt Securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the Holder;

•                  the terms, if any, pursuant to which the Debt Securities may be converted into or exchanged for shares of capital stock or other securities of DQE or any other Person;

•                  the terms, if any, pursuant to which DQE’s obligations on such Debt Securities (or all Indenture Securities) are subordinated to other specified obligations of DQE;

•                  the denominations in which any of the Debt Securities will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;

•                  if such Debt Securities are to be issued in global form—

•                                          any limitations on the rights of the registered holder or holders of such Debt Securities to transfer or exchange the same or to obtain registration of transfer thereof,

•                                          any limitations on the rights of beneficial owners of such Debt Securities to obtain certificates therefor, and

•                                          the identity of the depository and any other matters incidental to such Debt Securities; and

•                  any other terms of such Debt Securities not inconsistent with the provisions of the Indenture.

Payment and Paying Agents

Except as may be specified in the applicable prospectus supplement, DQE will pay interest, if any, on each Debt Security on each interest payment date to the person in whose name such Debt Security is registered (the registered holder of any Indenture Security being called a “Holder”) as of the close of business on the regular record date relating to such interest payment date; provided, however, that DQE will pay interest at maturity (whether at stated maturity, upon redemption or otherwise, “Maturity”) to the person to whom principal is paid. However, if there has been a default in the payment of interest on any Debt Security, such defaulted interest may be payable to the Holder of such Debt Security as of the close of business on a date selected by the Trustee which is not more than 30 days and not less than 10 days before the date proposed by DQE for payment of such defaulted interest or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Debt Security may be listed, if the Trustee deems such manner of payment practicable. (See Section 307.)

Unless otherwise specified in the applicable prospectus supplement, DQE will pay the principal of and premium, if any, and interest, if any, on the Debt Securities at Maturity upon presentation of the Debt Securities at the corporate trust office of Bank One Trust Company, NA, as paying agent for DQE. DQE may change the place of payment of the Debt Securities, may appoint one or more additional paying agents (including DQE) and may remove any paying agent, all at its discretion. (See Section 502.)

Registration and Transfer

Unless otherwise specified in the applicable prospectus supplement, Holders may register the transfer of Debt Securities, and may exchange Debt Securities for other Debt Securities of the same series and tranche, of authorized denominations and having the same terms and aggregate principal amount, at the corporate trust office of Bank One Trust Company, NA, as security registrar for the Debt Securities. DQE may change the place for registration of transfer and exchange of the Debt Securities, may appoint one or more additional security registrars (including DQE) and may remove any security registrar, all at its discretion. (See Section 502.) Except as otherwise provided in the applicable prospectus supplement, no service charge will be made for any transfer or exchange of the Debt Securities, but DQE may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Debt Securities. DQE will not be required to execute or provide for the registration of transfer of or the exchange of (a) any Debt Security during a period of 15 days before giving any notice of redemption or (b) any Debt Security selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part. (See Section 305.)

Redemption

The applicable prospectus supplement will set forth any terms for the optional or mandatory redemption of Debt Securities. Except as otherwise provided in the applicable prospectus supplement with respect to Debt Securities redeemable at the option of the Holder, Debt Securities will be redeemable only upon notice by mail not less than 30 nor more than 60 days before the date fixed for redemption. If less than all the Debt Securities of a series, or any tranche thereof, are to be redeemed, the particular Debt Securities to be redeemed will be selected by such method as shall be provided for such series or tranche, or in the absence of any such provision, by such method of random selection as the Security Registrar deems fair and appropriate. (See Sections 403 and 404.)

Any notice of redemption at the option of DQE may state that such redemption will be conditional upon receipt by the Paying Agent or Agents, on or before the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Debt Securities and that if such money has not been so received, such notice will be of no force or effect and DQE will not be required to redeem such Debt Securities. (See Section 404.)

Satisfaction and Discharge

Any Indenture Securities, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Indenture and, at DQE’s election, the entire indebtedness of DQE in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the Trustee or any Paying Agent (other than DQE), in trust:

•                  money in an amount which will be sufficient, or

•                  in the case of a deposit made before the maturity of such Indenture Securities, Eligible Obligations, which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Trustee or such Paying Agent, will be sufficient, or

•                  a combination of (a) and (b) which will be sufficient,

to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Indenture Securities. For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof, and such other obligations or instruments as shall be specified in an accompanying prospectus supplement. (See Section 601.)

The Indenture will be deemed to have been satisfied and discharged when no Indenture Securities remain outstanding thereunder and DQE has paid or caused to be paid all other sums payable by DQE under the Indenture. (See Section 602.)

The right of DQE to cause its entire indebtedness in respect of Indenture Securities of any series to be deemed to be satisfied and discharged as described above will be subject to the satisfaction of conditions specified in the instrument creating such series.

Events of Default

Any one or more of the following events with respect to a series of Indenture Securities that has occurred and is continuing will constitute an “Event of Default” with respect to such series of Indenture Securities:

•                  failure to pay interest on any Indenture Security of such series within 30 days after the same becomes due and payable; provided, however, that no such failure will constitute an Event of Default if DQE has made a valid extension of the interest payment period with respect to the Indenture Securities of such series if so provided with respect to such series; or

•                  failure to pay the principal of or premium, if any, on any Indenture Security of such series when due; provided, however, that no such failure will constitute an Event of Default if DQE has made a valid extension of the Maturity of the Indenture Securities of such series, if so provided with respect to such series; or

•                  failure to perform, or breach of, any covenant or warranty of DQE contained in the Indenture for 60 days after written notice to DQE from the Trustee or to DQE and the Trustee by the holders of at least 33% in principal amount of the Outstanding Indenture Securities of such series as provided in the Indenture unless the Trustee, or the Trustee and the Holders of a principal amount of Securities of such series not less than the principal amount of Indenture Securities the Holders of which gave such notice, as the case may be, agree in writing to an extension of such period before its expiration; provided, however, that the Trustee, or the Trustee and the Holders of such principal amount of Indenture Securities of such series, as the case may be, will be deemed to have agreed to an extension of such period if corrective action is initiated by DQE within such period and is being diligently pursued; or

•                  certain events in bankruptcy, insolvency or reorganization of DQE.

(See Section 701.)

Remedies

Acceleration of Maturity

If an Event of Default applicable to the Indenture Securities of any series occurs and is continuing, then either the Trustee or the Holders of not less than 33% in aggregate principal amount of the Outstanding Indenture Securities of such series may declare the principal amount (or, if any of the Outstanding Indenture Securities of such series are Discount Securities, such portion of the principal amount thereof as may be specified in the terms thereof) of all of the Outstanding Indenture Securities of such series to be due and payable immediately by written notice to the Company (and to the Trustee if given by Holders); provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, the Trustee or the Holders of not less than 33% in aggregate principal amount of the Outstanding Indenture Securities of all such series, considered as one class, may make such declaration of acceleration and not the Holders of the Indenture Securities of any one such series.

At any time after such a declaration of acceleration with respect to the Indenture Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained, such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

•                  DQE has paid or deposited with the Trustee a sum sufficient to pay

•              all overdue interest, if any, on all Indenture Securities of such series;

•              the principal of and premium, if any, on any Indenture Securities of such series which have become due otherwise than by such declaration of acceleration and interest, if any, thereon at the rate or rates prescribed therefor in such Indenture Securities;

•              interest, if any, upon overdue interest, if any, at the rate or rates prescribed therefor in such Indenture Securities, to the extent that payment of such interest is lawful; and

•              all amounts due to the Trustee under the Indenture in respect of compensation and reimbursement of expenses; and

•                  all Events of Default with respect to Indenture Securities of such series, other than the non-payment of the principal of the Indenture Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (See Section 702.)

Right to Direct Proceedings

If an Event of Default with respect to the Indenture Securities of any series occurs and is continuing, the Holders of a majority in principal amount of the Outstanding Indenture Securities of such series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, the Holders of a majority in aggregate principal amount of the Outstanding Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Indenture Securities of any one of such series; and provided, further, that (a) such direction does not conflict with any rule of law or with the Indenture, and could not involve the Trustee in personal liability in circumstances where indemnity would not, in the Trustee’s sole discretion, be adequate, (b) the Trustee does not determine that the action so directed would be unjustly prejudicial to the Holders of Indenture Securities of such series not taking part in such direction and (c) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction. (See Section 712.)

Limitation on Right to Institute Proceedings

No Holder of any Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or for any other remedy thereunder unless:

•                  such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Indenture Securities of any one or more series;

•                  the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all series in respect of which such Event of Default has occurred, considered as one class, have made written request to the Trustee to institute proceedings in respect of such Event of Default and have offered the Trustee reasonable indemnity against costs and liabilities to be incurred in complying with such request; and

•                  for 60 days after receipt of such notice, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such 60 day period by the Holders of a majority in aggregate principal amount of Indenture Securities then outstanding.

Furthermore, no Holder of Indenture Securities of any series will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders of Indenture Securities of such series. (See Section 707.)

No Impairment of Right to Receive Payment

Notwithstanding that the right of a Holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, each Holder of an Indenture Security will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such Indenture Security when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired or affected without the consent of such Holder. (See Section 708.)

Notice of Default

The Trustee is required to give the Holders notice of any default under the Indenture to the extent required by the Trust Indenture Act, unless such default shall have been cured or waived, except that no such notice to holders of a default of the character described in clause (c) under “- Events of Default” may be given until at least 75 days after the occurrence thereof. For purposes of the preceding sentence, the term “default” means any event which is, or after notice or lapse of time, or both, would become, an Event of Default. The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the holders. (See Section 802.)

Consolidation, Merger, Sale of Assets

DQE may not consolidate with or merge into any other Person, or convey or otherwise transfer, or lease, all of its properties, as or substantially as an entirety, to any Person, unless:

•                  the Person formed by such consolidation or into which DQE is merged or the Person which acquires by conveyance or other transfer, or which leases (for a term extending beyond the last Stated Maturity of the Indenture Securities then Outstanding), all of the properties of DQE as or substantially as an entirety, shall be a Person organized and existing under the laws of the United States, any State or Territory thereof or the District of Columbia or under the laws of Canada or any Province thereof; and

•                  such Person shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest, if any, on all the Indenture Securities then Outstanding and the performance and observance of every covenant and condition of the Indenture to be performed or observed by DQE.

In the case of the conveyance or other transfer of all of the properties of DQE, as or substantially as an entirety, to any person as contemplated above, DQE would be released and discharged from all obligations under the Indenture and on all Indenture Securities then outstanding unless DQE elects to waive such release and discharge. Upon any such consolidation or merger or any such conveyance or other transfer of properties of DQE, the successor or transferee would succeed to, and be substituted for, and would be entitled to exercise every power and right of, DQE under the Indenture. (See Sections 1001, 1002 and 1003).

The Indenture will not prevent or restrict:

•                  any consolidation or merger after the consummation of which DQE would be the surviving or resulting entity;

•                  any consolidation or merger of any Person all of the outstanding voting securities of which are owned, directly or indirectly, by DQE with or into any other of such Persons; or any conveyance or other transfer, or lease, of properties by any thereof to any other thereof;

•                  any conveyance or other transfer, or lease, of any part of the properties of DQE which does not constitute the entirety, or substantially the entirety, thereof; or

•                  the approval by DQE, or the consent by DQE to, any consolidation or merger to which any direct or indirect subsidiary or affiliate of DQE may be a party or any conveyance, transfer or lease by any such subsidiary or affiliate of any of its assets. (See Section 1004.)

Modification of Indenture

Modifications Without Consent

DQE and the Trustee may enter into one or more supplemental indentures without the consent of any Holders of Indenture Securities, for any of the following purposes:

•                  to evidence the succession of another Person to DQE and the assumption by any such successor of the covenants of such party; or

•                  to add one or more covenants of DQE or other provisions for the benefit of all Holders of Indenture Securities or for the benefit of the Holders of, or to remain in effect only so long as there shall be Outstanding, Indenture Securities of one or more specified series, or one or more Tranches thereof, or to surrender any right or power conferred upon DQE by the Indenture; or

•                  to change or eliminate any provision of the Indenture or to add any new provision to the Indenture, provided that if such change, elimination or addition adversely affects the interests of the Holders of the Indenture Securities of any series or Tranche in any material respect, such change, elimination or addition will become effective with respect to such series or Tranche only when no Indenture Security of such series or Tranche remains Outstanding; or

•                  to provide collateral security for the Indenture Securities or any series thereof; or

•                  to establish the form or terms of the Indenture Securities of any series or Tranche as permitted by the Indenture; or

•                  to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the Holders thereof, and for any and all other matters incidental thereto; or

•                  to evidence and provide for the acceptance of appointment by a successor trustee with respect to the Indenture Securities of one or more series; or

•                  to provide for the procedures required to permit the utilization of a non-certificated system of registration for all, or any series or Tranche of, the Indenture Securities; or

•                  to change any place or places where—

•              the principal of and premium, if any, and interest, if any, on all or any series of Indenture Securities, or any Tranche thereof, will be payable,

•              all or any series of Indenture Securities, or any Tranche thereof, may be surrendered for registration of transfer,

•              all or any series of Indenture Securities, or any Tranche thereof, may be surrendered for exchange and

•              notices and demands to or upon DQE in respect of all or any series of Indenture Securities, or any Tranche thereof, and the Indenture may be served; or

•                  to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any other changes to the provisions thereof or to add other provisions with respect to matters and questions arising under the Indenture, so long as such other changes or additions do not adversely affect the interests of the Holders of Indenture Securities of any series or Tranche in any material respect.

Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the Original Indenture in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Original Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and DQE and the Trustee may, without the consent of any Holders of Indenture Securities, enter into one or more supplemental indentures to evidence such amendment. (See Section 1101.)

Modifications Requiring Consent

Except as provided above, the consent of the Holders of a majority in aggregate principal amount of the Indenture Securities of all series then Outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of Indenture Securities Outstanding are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Indenture Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the Indenture Securities of any series have been issued in more than one Tranche and if the proposed supplemental indenture directly affects the rights of the Holders of one or more, but less than all, of such Tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Indenture Securities of all Tranches so directly affected, considered as one class, will be required; and provided, further, that no such supplemental indenture may:

•                  change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Indenture Security other than pursuant to the terms thereof, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of any Discount Security that would be due and payable upon a declaration of acceleration of Maturity or change the coin or currency (or other property) in which any Indenture Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any Indenture Security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the Holder of such Indenture Security;

•                  reduce the percentage in principal amount of the Outstanding Indenture Securities of any series, or any Tranche thereof, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the Indenture or of any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each Outstanding Indenture Security of such series or Tranche; or

•                  modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Indenture Securities of any series, or any Tranche thereof, without the consent of the Holder of each Outstanding Indenture Security of such series or Tranche.

A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of the Holders of, or which is to remain in effect only so long as there shall be Outstanding, Indenture Securities of one or more specified series, or one or more Tranches thereof, or modifies the rights of the Holders of Indenture Securities of such series or Tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the Holders of the Indenture Securities of any other series or Tranche.

If the supplemental indenture or other document establishing any series or Tranche of Indenture Securities so provides, and as specified in the applicable prospectus supplement and/or pricing supplement, the Holders of such Indenture Securities will be deemed to have consented, by virtue of their purchase of such Indenture Securities, to a supplemental indenture containing the additions, changes or eliminations to or from the Indenture which are specified in such supplemental indenture or other document, no Act of such Holders will be required to evidence such consent and such consent may be counted in the determination of whether the Holders of the requisite principal amount of Indenture Securities have consented to such supplemental indenture. (See Section 1102.)

Duties of the Trustee; Resignation; Removal

The Trustee will have, and will be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Trustee will be under no obligation to exercise any of the powers vested in it by the Indenture at the request of any Holder of Indenture Securities, unless such Holder offers it reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. The Trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (See Sections 801 and 803.)

The Trustee may resign at any time with respect to the Indenture Securities of one or more series by giving written notice thereof to DQE or may be removed at any time with respect to the Indenture Securities of one or more series by Act of the Holders of a majority in principal amount of the Outstanding Indenture Securities of such series delivered to the Trustee and DQE. No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing, if DQE has delivered to the Trustee with respect to one or more series an instrument appointing a successor trustee with respect to that or those series and such successor has accepted such appointment in accordance with the terms of the Indenture, the Trustee with respect to that or those series will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (See Section 810.)

Evidence of Compliance

Compliance with the Indenture provisions is evidenced by written statements of officers of DQE or persons selected or paid by DQE. In certain cases, DQE must furnish opinions of counsel and certifications of an engineer, appraiser or other expert (who in some cases must be independent). In addition, the Indenture requires that DQE give the Trustee, not less than annually, a brief statement as to compliance with the conditions and covenants under the Indenture.

Governing Law

The Indenture and the Indenture Securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture of 1939, as amended, shall be applicable.

Pennsylvania Corporate Loans Tax

DQE will be required to withhold from interest paid to individuals who are residents of Pennsylvania and who hold securities for their own account a Pennsylvania Corporate Loans Tax, currently assessed at the rate of 4 mills ($0.004) per annum, on each dollar of the principal amount of their securities.

DESCRIPTION OF DQE CAPITAL DEBT SECURITIES

As used in this section, the term “Debt Securities” means Debt Securities which may be offered by DQE Capital under this prospectus, the term “Indenture” means DQE Capital’s indenture referred to below, the term “Indenture Securities” means all debt securities outstanding under that indenture and the term “Trustee” means the trustee under that indenture.

General

DQE Capital may issue Debt Securities in one or more series, or in one or more tranches within a series, under an Indenture, dated as of August 1, 1999, from DQE Capital and DQE to Bank One Trust Company, NA, as successor trustee. The terms of the Debt Securities will include those stated in the Indenture and those made part of the Indenture by the Trust Indenture Act of 1939, as amended. Because this section is a summary, it does not describe every aspect of the Debt Securities or the Indenture. This summary is subject to, and is qualified in its entirety by reference to, the Indenture and the Trust Indenture Act. DQE Capital has filed the Indenture, as well as a form of officer’s certificate to establish a series of debt securities, as exhibits to the registration statement of which this prospectus is a part. We encourage you to read the Indenture and the form of officer’s certificate for provisions that may be important to you. Capitalized terms used under this heading which are not otherwise defined in this prospectus have the meanings set forth in the Indenture. Wherever particular provisions of the Indenture or terms defined in the Indenture are referred to, those provisions or definitions are incorporated by reference as a part of the statements made in this prospectus and those statements are qualified in their entirety by that reference. References to article and section numbers, unless otherwise indicated, are references to article and section numbers of the Indenture.

In addition to the Debt Securities, other debt securities may be issued under the Indenture, without any limit on the aggregate principal amount. The Debt Securities and all other debt securities issued under the Indenture are collectively referred to as the “Indenture Securities.” Each series of Indenture Securities will be unsecured and will rank pari passu with all other series of Indenture Securities, except as otherwise provided in the Indenture, and with all other unsecured and unsubordinated indebtedness of DQE Capital. Except as otherwise described in the applicable prospectus supplement, the Indenture does not limit the incurrence or issuance by DQE Capital of other secured or unsecured debt, whether under the Indenture, under any other indenture that DQE Capital may enter into in the future or otherwise. See the prospectus supplement relating to any offering of Debt Securities.

DQE will unconditionally guarantee the payment when due of the principal of and premium, if any, and interest, if any, on the Indenture Securities. See “Guaranty of DQE”.

The applicable prospectus supplement will describe the following terms of the Debt Securities of each series or tranche:

•                  the title of the Debt Securities;

•                  any limit upon the aggregate principal amount of the Debt Securities;

•                  the date or dates on which the principal of the Debt Securities is payable or the method of determination thereof and the right, if any, to extend such date or dates;

•                  the rate or rates at which the Debt Securities will bear interest, if any, or the method by which such rate or rates, if any, will be determined, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest will be payable, the right, if any, of DQE Capital to defer or extend an interest payment date, and the regular record date for any interest payable on any interest payment date and the person or persons to whom interest on the Debt Securities will be payable on any interest payment date, if other than the person or persons in whose names the Debt Securities are registered at the close of business on the regular record date for such interest;

•                  the place or places where, subject to the terms of the Indenture as described below under “-Payment and Paying Agents”, the principal of and premium, if any, and interest, if any, on the Debt Securities will be payable and where, subject to the terms of the Indenture as described below under “-Registration and Transfer”, the Debt Securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon DQE Capital in respect of the Debt Securities and the Indenture may be served; the Security Registrar and Paying Agents for the Debt Securities; and, if such is the case, that the principal of the Debt Securities will be payable without presentation or surrender;

•                  any period or periods within which, date or dates on which, the price or prices at which and the terms and conditions upon which the Debt Securities may be redeemed, in whole or in part, at the option of DQE Capital;

•                  the obligation or obligations, if any, of DQE Capital to redeem or purchase any of the Debt Securities pursuant to any sinking fund or other mandatory redemption provisions or at the option of the Holder, and the period or periods within which, or date or dates on which, the price or prices at which, and the terms and conditions upon which the Debt Securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the Holder;

•                  the terms, if any, pursuant to which the Debt Securities may be converted into or exchanged for shares of capital stock or other securities of DQE Capital or any other Person;

•                  the denominations in which any of the Debt Securities will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;

•                  if such Debt Securities are to be issued in global form—

•              any limitations on the rights of the registered holder or holders of such Debt Securities to transfer or exchange the same or to obtain registration of transfer thereof,

•              any limitations on the rights of beneficial owners of such Debt Securities to obtain certificates therefor, and

•              the identity of the depository and any other matters incidental to such Debt Securities; and

•      any other terms of such Debt Securities not inconsistent with the provisions of the Indenture.

Guaranty of DQE

DQE will unconditionally guarantee the payment of principal of and premium, if any, and interest, if any, on the Debt Securities, when due and payable, whether at the stated maturity date, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of such Debt Securities and the Indenture. The Guaranty will be contained in the Indenture and will also be endorsed on each Debt Security. The Guaranty will remain in effect until the entire principal of and premium, if any, and interest, if any, on the Debt Securities has been paid in full or otherwise discharged in accordance with the provisions of the Indenture. (See Article Thirteen.)

Payment and Paying Agents

Except as may be specified in the applicable prospectus supplement, DQE Capital will pay interest, if any, on each Debt Security on each interest payment date to the person in whose name such Debt Security is registered (the registered holder of any Indenture Security being called a “Holder”) as of the close of business on the regular record date relating to such interest payment date; provided, however, that DQE Capital will pay interest at maturity (whether at stated maturity, upon redemption or otherwise, “Maturity”) to the person to whom principal is paid. However, if there has been a default in the payment of interest on any Debt Security, such defaulted interest may be payable to the Holder of such Debt Security as of the close of business on a date selected by the Trustee which is not more than 30 days and not less than 10 days before the date proposed by DQE Capital for payment of such defaulted interest or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Debt Security may be listed, if the Trustee deems such manner of payment practicable. (See Section 307.)

Unless otherwise specified in the applicable prospectus supplement, DQE Capital will pay the principal of and premium, if any, and interest, if any, on the Debt Securities at Maturity upon presentation of the Debt Securities at the corporate trust office of Bank One Trust Company, NA, as paying agent for DQE Capital. DQE Capital may change the place of payment of the Debt Securities, may appoint one or more additional paying agents (including DQE Capital) and may remove any paying agent, all at its discretion. (See Section 502.)

Registration and Transfer

Unless otherwise specified in the applicable prospectus supplement, Holders may register the transfer of Debt Securities, and may exchange Debt Securities for other Debt Securities of the same series and tranche, of authorized denominations and having the same terms and aggregate principal amount, at the corporate trust office of Bank One Trust Company, NA, as security registrar for the Debt Securities. DQE Capital may change the place for registration of transfer and exchange of the Debt Securities, may appoint one or more additional security registrars (including DQE Capital) and may remove any security registrar, all at its discretion. (See Section 502.) Except as otherwise provided in the applicable prospectus supplement, no service charge will be made for any transfer or exchange of the Debt Securities, but DQE Capital may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Debt Securities. DQE Capital will not be required to execute or provide for the registration of transfer of or the exchange of (a) any Debt Security during a period of 15 days before giving any notice of redemption or (b) any Debt Security selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part. (See Section 305.)

Redemption

The applicable prospectus supplement will set forth any terms for the optional or mandatory redemption of Debt Securities. Except as otherwise provided in the applicable prospectus supplement with respect to Debt Securities redeemable at the option of the Holder, Debt Securities will be redeemable only upon notice by mail not less than 30 nor more than 60 days before the date fixed for redemption. If less than all the Debt Securities of a series, or any tranche thereof, are to be redeemed, the particular Debt Securities to be redeemed will be selected by such method as shall be provided for such series or tranche, or in the absence of any such provision, by such method of random selection as the Security Registrar deems fair and appropriate. (See Sections 403 and 404.)

Any notice of redemption at the option of DQE Capital may state that such redemption will be conditional upon receipt by the Paying Agent or Agents, on or before the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Debt Securities and that if such money has not been so received, such notice will be of no force or effect and DQE Capital will not be required to redeem such Debt Securities. (See Section 404.)

Satisfaction and Discharge

Any Indenture Securities, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Indenture and, at DQE Capital’s election, the entire indebtedness of DQE Capital and DQE in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the Trustee or any Paying Agent (other than DQE Capital or DQE), in trust:

•                  money in an amount which will be sufficient, or

•                  in the case of a deposit made before the maturity of such Indenture Securities, Eligible Obligations, which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Trustee or such Paying Agent, will be sufficient, or

•                  a combination of (a) and (b) which will be sufficient,

to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Indenture Securities. For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof, and such other obligations or instruments as shall be specified in an accompanying prospectus supplement. (See Section 601.)

The Indenture will be deemed to have been satisfied and discharged when no Indenture Securities remain outstanding thereunder and DQE Capital has paid or caused to be paid all other sums payable by DQE Capital under the Indenture. (See Section 602.)

The right of DQE Capital to cause its entire indebtedness in respect of Indenture Securities of any series to be deemed to be satisfied and discharged as described above will be subject to the satisfaction of conditions specified in the instrument creating such series.

Events of Default

Any one or more of the following events with respect to a series of Indenture Securities that has occurred and is continuing will constitute an “Event of Default” with respect to such series of Indenture Securities:

•                  failure to pay interest on any Indenture Security of such series within 30 days after the same becomes due and payable; provided, however, that no such failure will constitute an Event of Default if DQE Capital has made a valid extension of the interest payment period with respect to the Indenture Securities of such series if so provided with respect to such series; or

•                  failure to pay the principal of or premium, if any, on any Indenture Security of such series when due; provided, however, that no such failure will constitute an Event of Default if DQE Capital has made a valid extension of the Maturity of the Indenture Securities of such series, if so provided with respect to such series; or

•                  failure to perform, or breach of, any covenant or warranty of DQE Capital or DQE contained in the Indenture for 60 days after written notice to DQE Capital and DQE from the Trustee or to DQE

Capital, DQE and the Trustee by the holders of at least 33% in principal amount of the Outstanding Indenture Securities of such series as provided in the Indenture unless the Trustee, or the Trustee and the Holders of a principal amount of Securities of such series not less than the principal amount of Indenture Securities the Holders of which gave such notice, as the case may be, agree in writing to an extension of such period before its expiration; provided, however, that the Trustee, or the Trustee and the Holders of such principal amount of Indenture Securities of such series, as the case may be, will be deemed to have agreed to an extension of such period if corrective action is initiated by DQE Capital or DQE within such period and is being diligently pursued; or

•                  certain events in bankruptcy, insolvency or reorganization of DQE Capital or DQE.

(See Section 701.)

Remedies

Acceleration of Maturity

If an Event of Default applicable to the Indenture Securities of any series occurs and is continuing, then either the Trustee or the Holders of not less than 33% in aggregate principal amount of the Outstanding Indenture Securities of such series may declare the principal amount (or, if any of the Outstanding Indenture Securities of such series are Discount Securities, such portion of the principal amount thereof as may be specified in the terms thereof) of all of the Outstanding Indenture Securities of such series to be due and payable immediately by written notice to the Company (and to the Trustee if given by Holders); provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, the Trustee or the Holders of not less than 33% in aggregate principal amount of the Outstanding Indenture Securities of all such series, considered as one class, may make such declaration of acceleration and not the Holders of the Indenture Securities of any one such series.

At any time after such a declaration of acceleration with respect to the Indenture Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained, such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

•                  DQE Capital or DQE has paid or deposited with the Trustee a sum sufficient to pay

•              all overdue interest, if any, on all Indenture Securities of such series;

•              the principal of and premium, if any, on any Indenture Securities of such series which have become due otherwise than by such declaration of acceleration and interest, if any, thereon at the rate or rates prescribed therefor in such Indenture Securities;

•              interest, if any, upon overdue interest, if any, at the rate or rates prescribed therefor in such Indenture Securities, to the extent that payment of such interest is lawful; and

•              all amounts due to the Trustee under the Indenture in respect of compensation and reimbursement of expenses; and

•                  all Events of Default with respect to Indenture Securities of such series, other than the non-payment of the principal of the Indenture Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (See Section 702.)

Right to Direct Proceedings

If an Event of Default with respect to the Indenture Securities of any series occurs and is continuing, the Holders of a majority in principal amount of the Outstanding Indenture Securities of such series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, the Holders of a majority in aggregate principal amount of the Outstanding Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Indenture Securities of any one of such series; and provided, further, that (a) such direction does not conflict with any rule of law or with the Indenture, and could not involve the Trustee in personal liability in circumstances where indemnity would not, in the Trustee’s sole discretion, be adequate, (b) the Trustee does not determine that the action so directed would be unjustly prejudicial to the Holders of Indenture Securities of such series not taking part in such direction and (c) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction. (See Section 712.)

Limitation on Right to Institute Proceedings

No Holder of any Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or for any other remedy thereunder unless:

•                  such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Indenture Securities of any one or more series;

•                    the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all series in respect of which such Event of Default has occurred, considered as one class, have made written request to the Trustee to institute proceedings in respect of such Event of Default and have offered the Trustee reasonable indemnity against costs and liabilities to be incurred in complying with such request; and

•                    for 60 days after receipt of such notice, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such 60 day period by the Holders of a majority in aggregate principal amount of Indenture Securities then outstanding.

Furthermore, no Holder of Indenture Securities of any series will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders of Indenture Securities of such series. (See Section 707.)

No Impairment of Right to Receive Payment

Notwithstanding that the right of a Holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, each Holder of an Indenture Security will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such Indenture Security when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired or affected without the consent of such Holder. (See Section 708.)

Notice of Default

The Trustee is required to give the Holders notice of any default under the Indenture to the extent required by the Trust Indenture Act, unless such default shall have been cured or waived, except that no such notice to holders of a default of the character described in clause (c) under “- Events of Default” may be given until at least 75 days after the occurrence thereof. For purposes of the preceding sentence, the term “default” means any event which is, or after notice or lapse of time, or both, would become, an Event of Default. The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the holders. (See Section 802.)

Consolidation, Merger, Sale of Assets

Neither DQE Capital nor DQE may consolidate with or merge into any other Person, or convey or otherwise transfer, or lease, all of its properties, as or substantially as an entirety, to any Person, unless:

•                  the Person formed by such consolidation or into which DQE Capital or DQE, as the case requires, is merged or the Person which acquires by conveyance or other transfer, or which leases (for a term extending beyond the last Stated Maturity of the Indenture Securities then Outstanding), all of the properties of DQE Capital or DQE, as the case requires, as or substantially as an entirety, shall be a Person organized and existing under the laws of the United States, any State or Territory thereof or the District of Columbia or under the laws of Canada or any Province thereof; and

•                  such Person shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest, if any, on all the Indenture Securities then Outstanding and the performance and observance of every covenant and condition of the Indenture to be performed or observed by DQE Capital or DQE, as the case requires.

In the case of the conveyance or other transfer of all of the properties of DQE Capital or DQE, as or substantially as an entirety, to any person as contemplated above, DQE Capital or DQE, as the case requires, would be released and discharged from all obligations under the Indenture and on all Indenture Securities then outstanding unless DQE Capital or DQE, as the case requires, elects to waive such release and discharge. Upon any such consolidation or merger or any such conveyance or other transfer of properties of DQE Capital or DQE, as the case requires, the successor or transferee would succeed to, and be substituted for, and would be entitled to exercise every power and right of, DQE Capital or DQE, as the case requires, under the Indenture. (See Sections 1001, 1002 and 1003).

The Indenture will not prevent or restrict:

•                  any consolidation or merger after the consummation of which DQE Capital or DQE would be the surviving or resulting entity;

•                  any consolidation of DQE Capital with DQE or any other Person all of the outstanding voting securities of which are owned, directly or indirectly, by DQE; or any merger of any of such Persons into any other of such Persons; or any conveyance or other transfer, or lease, of properties by any thereof to any other thereof;

•                  any conveyance or other transfer, or lease, of any part of the properties of DQE Capital or DQE which does not constitute the entirety, or substantially the entirety, thereof; or

•                  the approval by DQE Capital or DQE of, or the consent by DQE Capital or DQE to, any consolidation or merger to which any direct or indirect subsidiary or affiliate of DQE Capital or DQE, as the case requires, may be a party or any conveyance, transfer or lease by any such subsidiary or affiliate of any of its assets. (See Section 1004.)

Modification of Indenture

Modifications Without Consent

DQE Capital, DQE and the Trustee may enter into one or more supplemental indentures without the consent of any Holders of Indenture Securities, for any of the following purposes:

•                  to evidence the succession of another Person to DQE Capital or DQE, as the case may be, and the assumption by any such successor of the covenants of such party; or

•                  to add one or more covenants of DQE Capital or DQE, as the case may be, or other provisions for the benefit of all Holders of Indenture Securities or for the benefit of the Holders of, or to remain in effect only so long as there shall be Outstanding, Indenture Securities of one or more specified series, or one or more Tranches thereof, or to surrender any right or power conferred upon DQE Capital or DQE by the Indenture; or

•                  to change or eliminate any provision of the Indenture or to add any new provision to the Indenture, provided that if such change, elimination or addition adversely affects the interests of the Holders of the Indenture Securities of any series or Tranche in any material respect, such change, elimination or addition will become effective with respect to such series or Tranche only when no Indenture Security of such series or Tranche remains Outstanding; or

•                  to provide collateral security for the Indenture Securities or any series thereof; or

•                  to establish the form or terms of the Indenture Securities of any series or Tranche as permitted by the Indenture; or

•                  to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the Holders thereof, and for any and all other matters incidental thereto; or

•                  to evidence and provide for the acceptance of appointment by a successor trustee with respect to the Indenture Securities of one or more series; or

•                  to provide for the procedures required to permit the utilization of a non-certificated system of registration for all, or any series or Tranche of, the Indenture Securities; or

•                  to change any place or places where—

•              the principal of and premium, if any, and interest, if any, on all or any series of Indenture Securities, or any Tranche thereof, will be payable,

•              all or any series of Indenture Securities, or any Tranche thereof, may be surrendered for registration of transfer,

•              all or any series of Indenture Securities, or any Tranche thereof, may be surrendered for exchange and

•              notices and demands to or upon DQE Capital or DQE in respect of all or any series of Indenture Securities, or any Tranche thereof, and the Indenture may be served; or

•                  to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any other changes to the provisions thereof or to add other provisions with respect to matters and questions arising under the Indenture, so long as such other changes or additions do not adversely affect the interests of the Holders of Indenture Securities of any series or Tranche in any material respect.

Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the Original Indenture in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Original Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and DQE Capital, DQE and the Trustee may, without the consent of any Holders of Indenture Securities, enter into one or more supplemental indentures to evidence such amendment. (See Section 1101.)

Modifications Requiring Consent

Except as provided above, the consent of the Holders of a majority in aggregate principal amount of the Indenture Securities of all series then Outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of Indenture Securities Outstanding are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Indenture Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the Indenture Securities of any series have been issued in more than one Tranche and if the proposed supplemental indenture directly affects the rights of the Holders of one or more, but less than all, of such Tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Indenture Securities of all Tranches so directly affected, considered as one class, will be required; and provided, further, that no such supplemental indenture may:

•                  change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Indenture Security other than pursuant to the terms thereof, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of any Discount Security that would be due and payable upon a declaration of acceleration of Maturity or change the coin or currency (or other property) in which any Indenture Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any Indenture Security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the Holder of such Indenture Security;

•                  reduce the percentage in principal amount of the Outstanding Indenture Securities of any series, or any Tranche thereof, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the Indenture or of any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each Outstanding Indenture Security of such series or Tranche; or

•                  modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Indenture Securities of any series, or any Tranche thereof, without the consent of the Holder of each Outstanding Indenture Security of such series or Tranche.

A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of the Holders of, or which is to remain in effect only so long as there shall be Outstanding, Indenture Securities of one or more specified series, or one or more Tranches thereof, or modifies the rights of the Holders of Indenture Securities of such series or Tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the Holders of the Indenture Securities of any other series or Tranche.

If the supplemental indenture or other document establishing any series or Tranche of Indenture Securities so provides, and as specified in the applicable prospectus supplement and/or pricing supplement, the Holders of such Indenture Securities will be deemed to have consented, by virtue of their purchase of such Indenture Securities, to a supplemental indenture containing the additions, changes or eliminations to or from the Indenture which are specified in such supplemental indenture or other document, no Act of such Holders will be required to evidence such consent and such consent may be counted in the determination of whether the Holders of the requisite principal amount of Indenture Securities have consented to such supplemental indenture. (See Section 1102.)

Duties of the Trustee; Resignation; Removal

The Trustee will have, and will be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Trustee will be under no obligation to exercise any of the powers vested in it by the Indenture at the request of any Holder of Indenture Securities, unless such Holder offers it reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. The Trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (See Sections 801 and 803.)

The Trustee may resign at any time with respect to the Indenture Securities of one or more series by giving written notice thereof to DQE Capital or may be removed at any time with respect to the Indenture Securities of one or more series by Act of the Holders of a majority in principal amount of the Outstanding Indenture Securities of such series delivered to the Trustee and DQE Capital. No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing, if DQE Capital has delivered to the Trustee with respect to one or more series an instrument appointing a successor trustee with respect to that or those series and such successor has accepted such appointment in accordance with the terms of the Indenture, the Trustee with respect to that or those series will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (See Section 810.)

Evidence of Compliance

Compliance with the Indenture provisions is evidenced by written statements of officers of DQE Capital and DQE or persons selected or paid by DQE Capital or DQE. In certain cases, DQE Capital or DQE must furnish opinions of counsel and certifications of an engineer, appraiser or other expert (who in some cases must be independent). In addition, the Indenture requires that DQE Capital and DQE give the Trustee, not less than annually, a brief statement as to compliance with the conditions and covenants under the Indenture.

Governing Law

The Indenture and the Indenture Securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture of 1939, as amended, shall be applicable.

Pennsylvania Corporate Loans Tax

 DQE Capital may be required to withhold from interest paid to individuals who are residents of Pennsylvania and who hold securities for their own account a Pennsylvania Corporate Loans Tax, currently assessed at the rate of 4 mills ($0.004) per annum, on each dollar of the principal amount of their securities.

PLAN OF DISTRIBUTION

DQE or DQE Capital, as the case may be, may sell Preferred Stock, Common Stock, Stock Purchase Contracts, Stock Purchase Units, warrants, DQE Debt Securities or DQE Capital Debt Securities being offered hereby in one or more of the following ways from time to time: (1) directly to one or a limited number of institutional purchasers, (2) through agents, (3) through underwriters and/or (4) through dealers.

The prospectus supplement will set forth the terms of the offering of each series of securities, including the name or names of any underwriters or agents, the purchase price of the securities and the proceeds to DQE or DQE Capital, as the case may be, from the sale, any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which the securities may be listed.

If DQE or DQE Capital, as the case may be, uses underwriters to sell securities, the underwriters will acquire such securities for their own account and resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase such securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such securities if any of such securities are purchased, except that, in certain cases involving a default by one or more underwriters, less than all of such securities may be purchased. The initial public offering prices and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If DQE or DQE Capital, as the case may be, uses one or more agents to sell securities, the agents will be named, and any commissions payable by DQE or DQE Capital to such agents will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment.

New shares of DQE’s Common Stock sold through agents or underwriters may be sold by means of (i) ordinary brokers’ transactions, (ii) block transactions (which may involve crosses) in accordance with the rules of the New York Stock Exchange, the Philadelphia Stock Exchange, the Chicago Stock Exchange and other exchanges on which the Common Stock is admitted to trading privileges, including transactions in which any agent may sell shares as agents but may also position and resell all or a portion of the blocks as principals, (iii) offerings off the floors of the Exchanges or (iv) a combination of any such methods. Sales may be made at market prices prevailing market prices (which could be subject to change). Any such offering would be described in a supplement to this prospectus setting forth the terms of the offering and the number of shares being offered.

Securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing agreement upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise by one or more remarketing firms acting as principals for their own accounts or as agents for DQE or DQE Capital, as the case may be, and this prospectus, as it may be amended or supplemented, may be used in connection with any such remarketing. Any remarketing firm will be identified and the terms of its agreement, if any, with DQE, and its compensation will be described in the prospectus supplement.

Any agents, underwriters or dealers participating in the distribution of the securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Agents and underwriters may be entitled under agreements entered into with DQE or DQE Capital, as the case may be, to indemnification by DQE or DQE Capital, as the case may be, against certain liabilities, including liabilities under the Securities Act and other securities laws, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof.

Subject to market conditions, DQE plans to offer up to $250 million of Common Stock in an underwritten transaction in the second or third quarter of 2002. At the date of this prospectus, DQE expects the underwriters to include Lehman Brothers Inc. The underwriters will be identified, and the principal terms of the underwriting arrangement, including underwriter’s compensation, will be described in the applicable prospectus supplement.

The outstanding shares of DQE’s Common Stock are listed on the New York Stock Exchange, the Philadelphia Stock Exchange and the Chicago Stock Exchange. Any new shares of Common Stock will also be listed on those Exchanges, subject to official notice of issuance.

Each series of securities will be a new issue and, except for the Common Stock, which is listed on the New York, Philadelphia and Chicago Stock Exchanges, will have no established trading market. Unless otherwise provided in the applicable prospectus supplement relating to the securities, DQE does not intend to apply for the listing of any other securities on a national securities exchange, but any agents, underwriters or dealers participating in the distribution of the securities may make a market in the securities, as permitted by applicable laws and regulations. Any such underwriters, dealers or agents would not be obligated to do so, however, and could discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the securities.

Any agents, underwriters or dealers or agents participating in the distribution of the securities, and/or affiliates thereof, may engage in transactions with and perform services for DQE and its affiliates in the ordinary course of business.

AVAILABLE INFORMATION

DQE files annual, quarterly and other reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended. You may read and copy these reports at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov.) that contains DQE’s reports filed with the SEC.

DQE incorporates by reference into this prospectus:

•                  DQE’s most recent Annual Report on Form 10-K filed by DQE with the SEC pursuant to the Exchange Act; and

•                  all other documents filed by DQE with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of DQE’s most recent Annual Report and before the termination of the offering made by this prospectus, and all of such documents are deemed to be a part of this prospectus from the date of filing such documents. The documents incorporated or deemed to be incorporated herein by reference are sometimes hereinafter called the “Incorporated Documents.” Any statement contained in an Incorporated Document may be modified or superseded by a statement in this prospectus or in any prospectus supplement or in any subsequently filed Incorporated Document. The Incorporated Documents (File No. 1-10290) as of the date of this prospectus are:

•                  DQE’s Annual Report on Form 10-K for the year ended December 31, 2001, filed March 29, 2002;

•                  DQE’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed May 15, 2002; and

•                  DQE’s Current Reports on Form 8-K, filed February 19, April 5, and May 30, 2002.

DQE maintains an Internet site (http://www.dqe.com) that contains information concerning DQE and its affiliates including DQE. The information contained at the Internet site of DQE. is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus.

We have not included or incorporated by reference any separate financial statements of DQE Capital herein. We do not consider those financial statements to be material to holders of the securities because (1) DQE Capital is a finance subsidiary of DQE, formed for the purpose of providing financing for DQE and its subsidiaries, (2) DQE Capital does not currently engage in any independent operations and (3) DQE Capital does not currently plan to engage, in the future, in more than minimal independent operations. See “DQE CAPITAL.” DQE Capital does not file periodic reports under Sections 13 and 15(d) of the Exchange Act and we do not expect DQE Capital to file those reports in the future.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus, including the documents that are incorporated by reference, that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information about plans, objectives and strategies and possible future results of our operations, as well as the assumptions upon which these statements are based. Also, when we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. Actual results or performance may differ materially from those contemplated by the forward-looking statements due to a number of known and unknown risks and uncertainties, many of which are beyond our control. Demand for electric utility service, as well as change in market and weather conditions, will affect cash flows, returns on investments and earnings levels of Duquesne Light Company, our largest operating subsidiary. Energy prices will affect the number of customers using Duquesne Light’s provider of last resort service, which in turn will affect earnings. Overall DQE performance will also be affected by economic, competitive, regulatory, governmental and technological factors affecting operations, markets, products, services, and prices applicable to the businesses of all our subsidiaries, as well as the factors discussed in our SEC filings made to date. We refer to the documents identified above under “AVAILABLE Information” for a discussion of these and other risks and uncertainties.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference to DQE’s most recent Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included in such Annual Report which is incorporated herein by reference (which report, in the case of the Annual Report for the year ended December 31, 2001, expresses an unqualified opinion and includes an explanatory paragraph referring to a change in accounting method to record an estimate of unbilled revenues for electricity delivered but not yet billed) and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

VALIDITY

The validity of the securities will be passed upon for DQE and DQE Capital by David R. High, Esq., Vice President and General Counsel of DQE, and by Thelen Reid & Priest LLP, special counsel for DQE and DQE Capital, and for any agents, underwriters or dealers by counsel to be identified in the applicable prospectus supplement.

QuickLinks

TABLE OF CONTENTS Prospectus Supplement
Prospectus
IMPORTANT INFORMATION ABOUT THIS PROSPECTUS SUPPLEMENT
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
AVAILABLE INFORMATION
SUMMARY
Duquesne Light Holdings, Inc.
Effect of Holding Company Structure
Duquesne Light Company
The Offering
Summary Selected Consolidated Financial Data
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
CAPITALIZATION
DESCRIPTION OF THE SENIOR NOTES
UNDERWRITING
EXPERTS
VALIDITY